================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K

                               ------------------

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 8, 1999

                               ------------------

                         Commission file number 1-10079

                        CYPRESS SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                   94-2885898
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

            3901 North First Street, San Jose, California 95134-1599
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 943-2600



                               ------------------



================================================================================

                        CYPRESS SEMICONDUCTOR CORPORATION


Item 5. Other Events

    On April 1, 1999, Cypress completed a merger with IC WORKS Incorporated (referred to herein as "Cypress (ICW)"), which was accounted for as a pooling of interests. The consolidated financial statements give effect to the merger for all periods presented.

     The fiscal years of Cypress and Cypress (ICW) were different. Cypress (ICW) has changed its fiscal year end to coincide with that of Cypress. For the purpose of the consolidated statement of operations for the fiscal years ended December 30, 1996 and December 29, 1997, Cypress (ICW's) consolidated statement of operations for the fiscal years ended March 29, 1997 and March 28, 1998, respectively, were combined with Cypress's consolidated statement of operations for fiscal years ended December 30, 1996 and December 29, 1997, respectively. For the fiscal year 1998, Cypress (ICW) consolidated statement of operations for the twelve month period ended December 26, 1998 was combined with Cypress's consolidated statements of operations for the fiscal year ended January 3, 1999. For the purpose of the consolidated balance sheet for the fiscal years ended December 29, 1997 and January 3, 1999, Cypress (ICW's) consolidated balance sheets as of March 28, 1998 and December 26, 1998, respectively, were combined with Cypress's consolidated balance sheets as of December 29, 1997 and January 3, 1999, respectively. As a result, the results of Cypress (ICW's) operations for the quarter ended March 28, 1998 is included in the consolidated statements of operations of both fiscal years 1998 and 1997.

                        CYPRESS SEMICONDUCTOR CORPORATION



                                                                           Page
                                                                           ----

Item 7. Financial Statements

    Consolidated Balance Sheets...........................................   4
    Consolidated Statements of Operations.................................   6
    Consolidated Statement of Stockholders' Equity........................   7
    Consolidated Statements of Cash Flows.................................   8
    Notes to Consolidated Financial Statements............................  10
    Management's Discussion and Analysis of Results of Operations and
       Financial Condition................................................  40
    Quantitative and Qualitative Disclosure About Market Risk.............  53
    Report of Independent Accountants.....................................  57
    Quarterly Financial Data..............................................  58
    Signatures............................................................  59


                                     CONSOLIDATED BALANCE SHEETS
                              (In thousands, except per-share amounts)

                                               ASSETS
                                                                            Jan. 3,     Dec. 29,
                                                                             1999         1997
                                                                          ----------   ----------
               Current assets:
            Cash and cash equivalents.................................    $  142,102   $  154,034
            Short-term investments....................................        18,459       49,836
                                                                          ----------   ----------
                 Total cash, cash equivalents and short-term
                  investments.........................................       160,561      203,870
                 Accounts receivable, net (Note 2)....................        68,955       77,815
                 Inventories (Note 2).................................        65,096       84,232
                 Other current assets.................................        14,372       53,166
                                                                          ----------   ----------
                    Total current assets..............................       308,984      419,083
                                                                          ----------   ----------
            Property, plant and equipment, net (Note 2)...............       348,936      443,779
            Other assets (Note 2).....................................       125,011      115,604
                                                                          ----------   ----------
                                                                          $  782,931   $  978,466
                                                                          ==========   ==========


                               CONSOLIDATED BALANCE SHEETS (Continued)
                              (In thousands, except per-share amounts)

                                                                            Jan. 3,     Dec. 29,
                                                                             1999         1997
                                                                          ----------   ----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

               Current liabilities:
            Accounts payable..........................................    $   53,932    $  67,049
            Accrued compensation and employee benefits................        20,293       17,287
            Other accrued liabilities.................................        12,852       13,867
            Deferred income on sales to distributors..................        13,300       10,131
            Income taxes payable......................................        13,591        1,088
                                                                          ----------   ----------
                    Total current liabilities.........................       113,968      109,422
                                                                          ----------   ----------
            Convertible subordinated notes............................       160,000      175,000
            Deferred income taxes.....................................            --       36,070
            Other long-term liabilities, including minority interest..        10,240       13,342
                                                                          ----------   ----------
                               Total liabilities......................       284,208      333,834
                                                                          ----------   ----------
            Commitments and contingencies (Note 8)
               Stockholders' equity:
            Preferred stock,  $.01 par value,  5,000 shares
             authorized; none issued and outstanding..................            --           --
            Common stock,  $.01 par value,  250,000  shares
             authorized; 110,753 and 110,396 issued;  97,465 and
             102,933 outstanding at January 3, 1999 and
             December 29, 1997........................................         1,107        1,103
            Additional paid-in-capital................................       482,781      474,268
            Deferred compensation.....................................        (1,152)        (167)
            Retained earnings.........................................       180,625      291,559
                                                                          ----------   ----------
                                                                             663,361      766,763
            Less  shares  of common  stock  held in  treasury, at
             cost; 13,288 shares at January 3, 1999 and 7,463 shares
             at December 29, 1997.....................................      (164,638)    (122,131)
                                                                          ----------   ----------

                               Total stockholders' equity.............       498,723      644,632
                                                                          ----------   ----------
                                                                          $  782,931   $  978,466
                                                                          ==========   ==========
                    See accompanying notes to Consolidated Financial Statements.



                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (In thousands, except per-share amounts)

                                                                                Year Ended
                                                                    Jan. 3,      Dec. 29,      Dec. 30,
                                                                     1999          1997          1996
                                                                  ----------    ----------    ----------
            Revenues..........................................    $  554,891    $ 598,485     $  569,941
                                                                  ----------    ----------    ----------
            Cost of revenues..................................       409,108       393,769       338,687
            Research and development..........................       114,551       104,300        95,546
            Selling, general and administrative...............        91,016        82,026        70,666
            Restructuring and other non-recurring costs.......        60,737         9,882        10,932
                                                                  ----------    ----------    ----------
                 Total operating costs and expenses...........       675,412       589,977       515,831
                                                                  ----------    ----------    ----------
            Operating income (loss)...........................      (120,521)        8,508        54,110
            Interest expense..................................       (11,276)       (8,461)       (7,743)
            Interest income and other.........................        13,356        13,092        9,,217
                                                                  ----------    ----------    ----------
            Income (loss) before income taxes.................      (118,441)       13,139        55,584
            (Provision) benefit for income taxes..............        13,523        (5,613)      (30,476)
                                                                  ----------    ----------    ----------
                 Net income (loss)............................    $ (104,918)   $    7,526    $   25,108
                                                                  ==========    ==========    ==========
            Net income (loss) per share:
             Basic............................................    $    (1.03)   $     0.08    $     0.28
             Diluted..........................................    $    (1.03)   $     0.07    $     0.26

            Weighted average common and common equivalent shares
             outstanding:
             Basic............................................       101,944       100,137        90,247
             Diluted..........................................       101,944       107,866        95,555

                    See accompanying notes to Consolidated Financial Statements.

                                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                (In thousands)
                                                                     Additional                                            Total
                                                 Common Stock          Paid-In     Deferred      Retained    Treasury  Stockholders'
                                              Shares      Amount       Capital   Compensation    Earnings      Stock      Equity
                                             --------   --------    ----------  ------------   ---------   ---------   ---------
    Balances at January 1, 1996...             88,551   $    959    $  317,287  $       (812)  $ 258,925   $ (83,965)  $ 492,394
                                             --------   --------    ----------  ------------   ---------   ---------   ---------
    Issuance of common stock
     under employee stock plans
     and other....................              5,390          55        23,352            --          --          --      23,407
    Tax benefit resulting from
     stock option transactions....                 --          --         3,894            --          --          --       3,894
    Repurchase of common stock
     under stock repurchase
     program......................             (2,837)         --            --            --          --     (32,878)    (32,878)
    Adjustment to deferred
     compensation.................                 --          --            --           191          --          --         191
    Net income for the year.......                 --          --            --            --      25,108          --      25,108
                                             --------   ---------    ----------  ------------   ---------   ---------   ---------
    Balances at December 30, 1996.             91,104       1,014       344,533          (621)    284,033    (116,843)    512,116
    Re-issuance of treasury
     shares under employee
     stock plans and other........              5,556          22        36,980            --          --          --      37,002
    Premiums received from put
     option issuances.............                 --          --         2,760            --          --          --       2,760
    Tax benefit resulting from
     stock option transactions....                 --          --         6,959            --          --          --       6,959
    Issuance of common stock
     from the conversion of the
     convertible debt.............              6,789          67        83,036            --          --          --      83,103
    Repurchase of common stock
     under stock repurchase program              (516)         --            --            --          --      (5,288)     (5,288)
    Adjustment to deferred
     compensation.................                 --          --            --           454          --          --         454
    Net income for the year.......                 --          --            --            --       7,526          --       7,526
                                             --------   ---------    ----------  ------------   ---------   ---------   ---------
    Balances at December 29, 1997.            102,933       1,103       474,268          (167)    291,559    (122,131)    644,632
                                             --------   ---------    ----------  ------------   ---------   ---------   ---------
    Cypress (ICW) activities for
     the quarter ended March 28, 1998              --          --            --            --       1,622          --       1,622
    Re-issuance of treasury
     shares under employee
     stock plans and other........              2,139           4         1,893            --      (7,638)     19,767      14,026
    Premiums received from put
     option issuances.............                 --          --         6,620            --          --          --       6,620
    Repurchase of common stock
     under stock repurchase program            (7,607)         --            --            --          --     (62,274)    (62,274)
    Adjustment to deferred........                 --          --            --          (985)         --          --        (985)
     compensation
    Net loss for the year.........                 --          --            --            --    (104,918)         --    (104,918)
                                             --------   ---------    ----------  ------------   ---------   ---------   ---------
    Balances at January 3, 1999...             97,465      $1,107      $482,781      $ (1,152)  $ 180,625   $(164,638)  $ 498,723
                                             ========   =========    ==========  =============  =========   =========   =========

                                   See accompanying notes to Consolidated Financial Statements.


                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (In thousands)

                                                                                     Year Ended
                                                                          Jan. 3,      Dec. 29,      Dec. 30,
                                                                           1999          1997          1996
                                                                        ----------    ----------    ----------
             Cash flow from operating activities:
             Net income (loss)......................................    $ (104,918)    $   7,526     $  25,108
             Adjustments  to reconcile  net income  (loss) to
              net cash provided by operating activities:
               Depreciation and amortization........................       114,598       114,013       100,393
               Non-cash   interest  and  amortization  of  debt
                issuance costs......................................         1,034         3,978         2,774
               Net gain on early retirement of debt.................        (1,734)           --            --
               Loss on sale of fixed assets.........................         1,069            --            --
               Deferred gain on sale of assets......................            --        (3,431)       (1,384)
               Restructuring costs..................................        60,737         4,952        17,950
               Other non-recurring costs............................         8,827            --       (12,943)
               Deferred income taxes................................          (797)       14,782         6,216
               Changes in operating assets and liabilities:
                Receivables.........................................         9,332         4,191        39,824
                Inventories.........................................        18,013       (25,895)      (26,144)
                Other assets........................................        35,298          (152)       (9,656)
                Accounts payable and accrued liabilities............       (14,862)      (16,695)      (25,501)
                Deferred income.....................................         2,445        (5,266)        1,712
                Income taxes payable................................       (22,770)        5,870       (13,117)
                                                                        ----------    ----------    ----------
             Net cash flow generated from operating activities             106,272       113,873       105,232
                                                                        ----------    ----------    ----------
             Cash flow from investing activities:
               Purchase of investments.............................       (110,718)     (112,185)     (198,342)
               Sale or maturities of investments...................        127,195        93,870       276,806
               Acquisition of property, plant and equipment........        (82,929)     (143,803)     (223,256)
               Proceeds from sale of equipment.....................          6,551        40,789         6,514
                                                                        ----------    ----------    ----------
             Net cash flow used for investing activities...........        (59,901)     (121,329)     (138,278)
                                                                        ----------    ----------    ----------
             Cash flow from financing activities:
               Borrowing from (repayment of) line of credit........         (3,369)      (49,249)       51,058
               Proceeds from issuance (repayment) of notes payable.         (1,186)       (5,780)       10,048
               Issuance of Convertible  Subordinated Notes, net of
                issuance costs.....................................             --       170,187            --
               Redemption of convertible debt......................             --       (14,331)           --
               Early retirement of debt............................        (12,916)           --            --
               Restricted investments related to building lease
                agreements.........................................             --           601       (14,414)
               Repurchase of common stock..........................        (62,274)       (5,288)      (32,878)
               Issuance of common stock............................            340         7,438        27,152
               Re-issuance of treasury shares......................         12,130        33,735            --
               Premiums received from put options..................          6,620         2,760            --
               Other long-term liabilities, including minority
                interest...........................................         (1,082)         (615)          880
                                                                        ----------    ----------    ----------
             Net  cash  flow  generated  (used)  for  financing
              activities...........................................        (61,737)      139,458        41,846
                                                                        ----------    ----------    ----------


                                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                             (In thousands)

                                                                                     Year Ended
                                                                          Jan. 3,      Dec. 29,      Dec. 30,
                                                                           1999          1997          1996
                                                                        ----------    ----------    ----------

             Cypress  (ICW)  net  change  in  cash  during  the
              quarter ended March 28, 1998.........................          3,434            --            --
             Net increase (decrease) in cash and cash equivalents..        (11,932)      132,002         8,800
             Cash and cash equivalents, beginning of year..........        154,034        22,032        13,232
                                                                        ----------    ----------    ----------
                    Cash and cash equivalents, end of year..........    $  142,102    $  154,034    $   22,032
                                                                        ==========    ==========    ==========
             Supplemental disclosures:
              Cash paid during the year for:
               Interest.............................................    $   10,092    $    5,707    $    5,791
               Income taxes.........................................    $      452    $    1,550    $   45,271

                    See accompanying notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

    CYPRESS -- Cypress Semiconductor Corporation ("Cypress") designs, develops, manufactures and markets a broad line of high-performance digital and mixed-signal integrated circuits for a range of markets, including computers, data communications, telecommunications and instrumentation systems.

    Cypress's operations outside of the U.S. expanded in 1996 with the addition of its test and assembly plant in the Philippines. Cypress's other foreign operations include several sales offices and design centers located in various parts of the world. Revenues to international customers were 45%, 39% and 37% of total revenues in 1998, 1997 and 1996, respectively. As of January 3, 1999, all of Cypress's subsidiaries were wholly owned except for Cypress Semiconductor (Texas) Inc. ("CTI"), Cypress's wafer fabrication facility in Texas, which was approximately 17% owned by Altera Corporation ("Altera"). Altera receives a fixed amount of wafer fab capacity for its investment (see Note 11).

    The consolidated financial statements include the accounts of Cypress and all of its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

     On April 1, 1999, Cypress completed a merger with IC WORKS Incorporated (referred to herein as "Cypress (ICW)"), which was accounted for as a pooling of interests. The consolidated financial statements give effect to the merger for all periods presented.

    The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are presented below.

                                                     (In thousands)
                                              1998        1997        1996
                                            ---------   ---------   ---------
  Revenues:

  Cypress..............................     $ 486,841   $ 544,356   $ 528,385
  ICW..................................        68,050      54,129      41,556
                                            ---------   ---------   ---------
  Total revenues.......................     $ 554,891   $ 598,485   $ 569,941
                                            =========   =========   =========

  Net income (loss):

  Cypress..............................     $(110,850)  $  18,419   $  53,029
  ICW..................................         5,932     (10,893)    (27,921)
                                            ---------   ---------   ---------
  Net income (loss)....................     $(104,918)  $   7,526   $  25,108
                                            =========   =========   =========

    FISCAL YEAR -- Beginning with its 1998 fiscal year end, Cypress ended its fiscal months, quarters and years on Sundays, rather than Mondays, bringing its fiscal period ends in line with predominant industry practice. Fiscal years 1998, 1997 and 1996 ended January 3, 1999, December 29, 1997 and December 30, 1996, respectively. Fiscal year 1998 was a 53-week year ending on the Sunday closest to December 31 while fiscal years 1997 and 1996 were 52-week years ending on the Monday closest to December 31. Operating results for this additional week were considered immaterial to Cypress's consolidated operating results for the year ended January 3, 1999.

     The fiscal years of Cypress and Cypress (ICW) were different. Cypress (ICW) has changed its fiscal year end to coincide with that of Cypress. For the purpose of the consolidated statement of operations for the fiscal years ended December 30, 1996 and December 29, 1997, Cypress (ICW's) consolidated statement of operations for the fiscal years ended March 29, 1997 and March 28, 1998, respectively, were combined with Cypress's consolidated statement of operations for fiscal years ended December 30, 1996 and December 29, 1997, respectively. For the fiscal year 1998, Cypress (ICW) consolidated statement of operations for the twelve month period ended December 26, 1998 was combined with Cypress's consolidated statements of operations for the fiscal year ended January 3, 1999. For the purpose of the consolidated balance sheet for the fiscal years ended December 29, 1997 and January 3, 1999, Cypress (ICW's) consolidated balance sheets as of March 28, 1998 and December 26, 1998, respectively, were combined with Cypress's consolidated balance sheets as of December 29, 1997 and January 3, 1999, respectively. As a result, the results of Cypress (ICW's) operations for the quarter ended March 28, 1998 is included in the consolidated statements of operations of both fiscal years 1998 and 1997. Cypress (ICW's) results of operations for the quarter ended March 28, 1999 were as follows:


                                             Quarter ended
                                             Mar. 28, 1999
                                             (In Thousands)
                                             --------------
       Revenues....................          $       15,201
                                             ==============

       Gross profit...... .........          $        4,422
                                             ==============

       Loss before income taxes....          $       (1,622)
                                             ==============

       Net loss....................          $       (1,622)
                                             ==============

       Net loss per share:

       Basic.......................          $        (0.13)
                                             ==============

       Diluted....................           $        (0.13)
                                             ==============

    MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, although such differences are not expected to be material to the financial statements.

    RECLASSIFICATIONS -- Certain prior year amounts have been adjusted to conform to current year presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- For certain of Cypress's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to the relatively short maturity of these items. The estimated fair market value of Cypress's investments reasonably estimate their fair values based on market information. At January 3, 1999, the estimated fair value of the Convertible Subordinated Notes was $141.8 million.

    The estimated fair values have been determined by Cypress, using available market information. However, considerable judgement is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that Cypress could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

    CASH EQUIVALENTS AND INVESTMENTS -- Highly liquid investments purchased with an original maturity of ninety days or less are considered to be cash equivalents. All Cypress investments are classified as available- for-sale. Investments in available-for-sale securities are reported at fair value with unrealized gains and losses net of related tax, if any, included as a component of stockholders' equity.

    INVENTORIES -- Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market. Market is based on estimated net realizable value.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets as presented below. Leasehold improvements and leasehold interests are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Accelerated methods of computing depreciation are used for tax purposes.

                                                     Useful Lives
                                                        in Years
                                                     ------------
           Equipment...............................      3 to 7
           Buildings and leasehold improvements....     7 to 10
           Furniture and fixtures..................           5

    PRE-OPERATING COSTS -- Incremental costs incurred in connection with developing major production capability at new manufacturing plants, including depreciation, amortization and cost of qualification of equipment and production processes were capitalized up to December 1997. Pre-operating costs totaling

$3.8 million, net of accumulated amortization were included in other assets at December 29, 1997. Such costs were being amortized over five years at a rate based on estimated units to be manufactured during that period. In fiscal 1998, these costs were written off and at January 3, 1999, no pre-operating costs are remaining.

    LONG-LIVED ASSETS -- Long-lived assets held and used by Cypress are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, all long-lived assets to be disposed of are reported at the lower of carrying amount or fair market value, less selling costs.

    REVENUE RECOGNITION -- Revenues from product sales are generally recognized upon shipment and a reserve is provided for estimated returns. A portion of Cypress's sales are made to domestic distributors under agreements which allow certain rights of return and price protection on products unsold by domestic distributors. Accordingly, Cypress defers recognition of revenues and profit on such sales until distributors resell the products.

    Cypress sells to certain international distributors with a provision for price adjustments on certain products. Cypress reserves for all anticipated price adjustments. Certain international sales are made to distributors under agreements that allow the rights of return Accordingly, revenues are deferred until the merchandise are sold by the distributors.

    Cypress also has inventory, which is held by certain customers on a consignment basis. Revenues are recorded when title transfers as defined per the respective consignment agreements.

    INCOME TAXES -- Cypress follows the liability method of accounting for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

    EARNINGS PER SHARE -- In accordance with Statement of Accounting Standard No. 128 ("SFAS 128"), Cypress reports Earnings Per Share ("EPS"), both basic and diluted EPS on the income statement. Basic EPS is based upon weighted-average common shares outstanding. Diluted EPS is computed using the weighted average common shares outstanding plus any potentially dilutive securities, except when their effect is anti-dilutive. Dilutive securities include stock options and convertible debt.

    TRANSLATION OF FOREIGN CURRENCIES -- Cypress uses the U.S. dollar as its functional currency for all foreign subsidiaries. Accordingly, gains and losses from translation of foreign currency financial statements into U.S. dollars are included in results of operations. Sales to customers are primarily denominated in U.S. dollars. All foreign currency translation gains and losses have not been material in any year.

    CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject Cypress to concentrations of credit risk are primarily investments and trade accounts receivable. Cypress's investment policy requires cash investments to be placed with high-credit quality institutions and to limit the amount of credit from any one issuer.

    Cypress sells its products to original equipment manufacturers and distributors throughout the world. Cypress performs ongoing credit evaluations of its customers' financial condition whenever deemed necessary and generally does not require collateral. Cypress maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable.

    ACCOUNTING FOR STOCK-BASED COMPENSATION -- Cypress accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", Cypress provides additional pro-forma disclosures in Note 6.

    COMPREHENSIVE INCOME -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Cypress adopted this statement as of the first quarter of 1998 and has determined that it does not have any changes in equity (net assets) from non-owner sources.

    SEGMENTAL REPORTING -- In fiscal 1998, Cypress adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for disclosures about products and services, geographic areas and major customers. (See Note 10.)

    RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing accounting standards. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair market value. In addition, corresponding derivative gains and losses should be either reported in the statement of operations or stockholders equity, depending on the type of hedging relationship that exists with respect to such derivatives. Adopting the provisions of SFAS 133, which will be effective in fiscal year 2000, are not expected to have a material effect on Cypress's consolidated financial statements.

NOTE 2: BALANCE SHEET COMPONENTS
---------------------------------

AVAILABLE-FOR-SALE SECURITIES

    Cypress's portfolio of available-for-sale securities consists of the following:

                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                    (In thousands)
       Corporate debt securities...........     $  101,042   $   89,557
       State and municipal obligations.....         73,607       94,675
       Other...............................         23,341       48,042
                                                ----------   ----------
            Total available-for-sale
             securities....................     $  197,990   $  232,274
                                                ==========   ==========

At January 3, 1999 and December 29, 1997, the net unrealized holding gains and losses on securities were immaterial. The securities at January 3, 1999 and December 29, 1997 by contractual maturity are shown below.

                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                     (In thousands)
       Due in one year or less.............     $  140,944   $  190,128
       Due after one year through two years         57,046       42,146
                                                ----------   ----------
            Total available-for-sale
             securities....................     $  197,990   $  232,274
                                                ==========   ==========

ACCOUNTS RECEIVABLE, NET

                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                    (In thousands)
       Accounts receivable, gross..........     $   72,005   $   81,925
       Allowance for doubtful accounts and
        customer returns...................         (3,050)      (4,110)
                                                ----------   ----------
            Accounts receivable, net.......     $   68,955   $   77,815
                                                ==========   ==========

INVENTORIES, NET

                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                    (In thousands)
       Raw materials.......................     $    8,939   $   17,900
       Work-in-process.....................         37,087       39,506
       Finished goods......................         19,070       26,826
                                                ----------   ----------
         Total.............................     $   65,096   $   84,232
                                                ==========   ==========

PROPERTY, PLANT AND EQUIPMENT

                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                     (In thousands)
       Land.................................    $   13,533    $  12,922
       Equipment............................       623,393      729,320
       Buildings and leasehold improvements.        96,825       69,628
       Furniture and fixtures...............         6,656        6,876
                                                ----------   ----------
       Total property, plant and equipment..       740,407      818,746
        Accumulated depreciation and
         amortization.......................      (391,471)    (374,967)
                                                ----------   ----------
        Net property, plant and equipment...    $  348,936   $  443,779
                                                ==========   ==========

OTHER ASSETS
                                                  Jan. 3,     Dec. 29,
                                                   1999         1997
                                                ----------   ----------
                                                     (In thousands)
       Restricted investments..............     $   59,742   $   60,112
       Long-term investments...............         57,046       42,146
       Other...............................          8,223       13,346
                                                ----------   ----------
            Total..........................     $  125,011   $  115,604
                                                ==========   ==========

NOTE 3: RESTRUCTURING AND OTHER NON-RECURRING COSTS
---------------------------------------------------

1998 RESTRUCTURING AND OTHER NON-RECURRING COSTS

    During 1998, Cypress implemented an overall cost reduction plan and recorded a $58.9 million restructuring reserve. The restructuring entailed:

    o The shutdown of Fab 3, located in Bloomington, Minnesota and consolidation of parts of Fab 3 operations with other operations of Cypress.

    o The discontinuance of the 0.6 micron 256k SRAM production in Fab 2 located in Texas.

    o The conversion of an existing research and development fab located in San Jose (Fab 1) to eight-inch capability in order to be compatible with the state of the art eight-inch Minnesota manufacturing facility.

    o   The  transfer  of  Cypress's  test  operations  from its  subcontractor,
        Alphatec,   in  Thailand  to  Cypress's   production   facility  in  the
        Philippines.

    o The restructuring activities described above include the termination of approximately 850 employees primarily from manufacturing both at Cypress and at Alphatec.

    The following table sets forth Cypress's 1998 restructuring expense and charges taken from the date the restructuring commenced through January 3, 1999.

                                                                   1998                           Balance
                                                               Restructuring                      Jan. 3,
                                                                  Expense        Utilized          1999
                                                                -----------     -----------     -----------
                                                                              (In thousands)
       Write-down of inventory(1)...........................    $     3,250     $    (3,250)    $        --
       Severance and other employee related charges(1)......          5,334          (3,025)          2,309
       Other fixed asset related charges(1).................          3,030              --           3,030
       Provision for phase-down and consolidation of
        manufacturing facilities(1).........................            976            (637)            339
                                                                -----------     -----------     -----------
            Total...........................................    $    12,590     $    (6,912)    $     5,678
                                                                ===========     ===========     ===========
----------
(1) Classified on the Balance Sheet as part of accrued liabilities.

    FAB 3 -- The charge related to the shutdown of Fab 3 was $30.2 million. Of this amount, $26.0 million related to the write-down of equipment held for sale, $1.7 million of other fixed asset related charges for incremental third party costs expected to be incurred in the eventual physical removal of the written down assets, $1.1 million related to severance and other employee related costs and $1.4 million related to inventory.

    Fab 3 assets, which were not upgradable to 8-inch capability, were written down based on the estimated useful lives of the assets and the salvage value of the assets. The estimated useful lives were generally two months as a result of the decision to discontinue production in Fab 3 and the salvage value was determined based on the estimated sales value of used semiconductor equipment. Non-upgradable Fab 3 assets were depreciated down to their salvage value during the production phase-down period. Fab 3 assets, which were upgradable to 8-inch capability, were transferred to Fab 4 production during the third quarter of 1998.

    In accordance with the restructuring plan, Fab 3 production was phased down beginning in the second quarter of 1998 and ceased in July 1998. From this time, Cypress has held the non-upgradable equipment for sale. However, due to the over-supply of used semiconductor equipment, a substantial amount of the equipment remains on hand. Cypress expects to recover the originally determined salvage value for such equipment.

    FAB 2 -- The decision to discontinue manufacturing SRAM products on Cypress's 0.6 micron 256K SRAM process in Texas resulted in excess equipment and employee redundancy. Charges with this decision totaled $21.3 million, of which $18.0 million related to the write-down of equipment, $0.3 million related to the write-down of inventory, $1.7 million related to severance and other employee related costs and $1.3 million of other fixed asset related charges for incremental third party costs expected to be incurred in the eventual physical removal of the written down assets and the resolution of certain related tax matters.

    Excess equipment in Fab 2 was written down based on the useful lives of the assets and the estimated salvage value of the assets. Cypress had the ability and intention to sell all the equipment immediately but due to the semiconductor industry slow-down, Cypress recognized immediate sale of the equipment would be difficult. The equipment was kept in the fab, ready for demonstration and testing by a willing buyer. Cypress used the equipment during the production phase-down period through May 1998.

    Similar to Fab 3 equipment, some of this equipment remains on hand due to the over-supply of used semiconductor equipment on the market. Cypress expects to recover the originally determined salvage value for such equipment, however, no assurance can be given as to the amount of proceeds which will ultimately be collected.

    FAB 1 and San Jose Operations -- The restructuring plan included the upgrade of Fab 1 to an eight-inch facility to ensure compatibility with Cypress's Fab 4 manufacturing facility in Minnesota. Fab 1 is used for research and development purposes. The plan assumed commencement of Fab 1 restructuring activities during the middle of 1998 with completion by the end of January 1999. The plan included the disposal and write-down of six-inch manufacturing equipment which was not upgradable to eight-inch capability. The remaining net book value of such assets is being written off over the estimated useful life through January 1999. Incremental depreciation charges, to reflect the revised useful lives of this equipment were included in research and development costs for 1998 and will continue through January 1999. Cypress also reserved $1.0 million to write-down the value of certain other equipment and reserved $1.3 million related to severance and other employee related costs.

    ALPHATEC -- Cypress reserved $5.1 million to provide for the consolidation of Thailand test activities from Alphatec, Cypress's subcontractor, with Cypress's Philippines facility. Of this $5.1 million reserve, $1.5 million was related to production inventories which were no longer useable as a result of this consolidation, $1.3 million was related to severance costs at the subcontractor and $2.3 million was related to excess equipment and leasehold improvements which were no longer used. The assets were considered held for sale and were written down to their revised carrying value. The transfer of production from Alphatec to the Philippines facility began during the second quarter of 1998 and was completed in January 1999, one month later than originally planned.

    OTHER -- Separate from the restructuring charge, Cypress recorded an additional charge of $27.3 million, which were recorded as operating expenses. The charges were for inventory reserves ($15.8 million), the write-off of pre-operating costs ($3.8 million), the write-off of an equity investment ($3.1 million), costs incurred to reimburse a customer for expenses incurred as a consequence of Cypress's defective products ($2.5 million) and the write-off of obsolete equipment in Fab 4 ($2.1 million). The write-down of inventory was made to establish incremental reserves for excess inventory and was recorded as cost of revenues.

    The write-off of pre-operating costs included $2.9 million related to Cypress's wafer fabrication operation in Bloomington, Minnesota and $0.9 million related to its assembly and test operation in the Philippines. As a result of restructuring activities, Cypress wrote off its previously capitalized pre-operating costs as an impaired asset due to uncertainties surrounding their future economic benefits and accordingly the costs were written off to cost of sales. There were no capitalized pre-operating costs subsequent to the first quarter of 1998.

    The $3.1 million write-off of the investment was recorded against net interest and other income to reflect the decline in the value of a certain investment. Selling, general and administrative costs included the write-off of $2.5 million in costs incurred to reimburse a customer for certain product expenses incurred. During Cypress's periodic review of equipment, some equipment was identified as obsolete and $2.1 million was charged to cost of sales to write-off the obsolete equipment.


1997 RESTRUCTURING COSTS

     In fiscal  1997,  Cypress  (ICW) Board and  management  decided to exit the wafer fabrication business completely and focus on becoming a fabless semiconductor company. In November 1997, Cypress (ICW) entered into an agreement with Maxim Integrated Products (Maxim) and various other agreements with other parties to exit the wafer fabrication business through the sale, refinancing, and disposal of all wafer fabrication related assets (fab). Maxim agreed to purchase wafer fabrication assets from Cypress (ICW) and its Fab Partners and also agreed to purchase certain equipment from Cypress (ICW) lessors thereby relieving Cypress (ICW) of significant future equipment lease obligations. Maxim also acquired the property that housed the fab from Samsung Semiconductor, Inc.
(SSI) as part of the same transaction. The remaining assets to be disposed at the end of fiscal year 1997 were liquidated between April 1998 and June 1998 (including at an equipment auction in June 1998). Due to the lack of any meaningful sale of assets at the June auction, the actual liquidation of substantially all of the remaining assets was completed in November 1998. In May 1998, Maxim purchased approximately $0.5 million of the assets to be disposed of in another asset sale transaction separate from the November 1997 transaction.

     Cypress (ICW) entered into the following material agreements related to the sale of its fab assets to Maxim in November 1997:

1. Asset purchase agreements -- related to the purchase of assets from each of the respective owners of assets. (Fab Partners, lessors, and Cypress
      (ICW).) The loss incurred by the Company as a result of these agreements are included as part of the restructuring costs in the accompanying financial statements.

2. Loan agreement -- related to a loan by Maxim to Cypress (ICW) in the amount of $2.0 million. Recorded as long term debt in March 1998 and is payable at the earlier of an IPO, change in control, or four years.

3.    Foundry  agreement  --  related to Cypress  (ICW)  agreement  for Maxim to
      provide  BiCMOS  foundry   services  to  Cypress  (ICW).   This  agreement
      terminated in December 1998. No effect on financials.

4. Operating agreement -- related to sharing of the fab between Cypress (ICW) and Maxim for a period of up to seven months from close (actual duration was four months). Specifics of the agreements include how costs are shared, who has control and when the fab transfers sequentially from Cypress (ICW) to Maxim, the basis for one party billing the other for its manufacturing activities within the fab during the period of sharing the fab, and an agreement with Maxim that they will hire substantially all the wafer fab-related employees based on a prescribed schedule. The operating agreement was substantially completed in March 1998.

     Cypress (ICW) and Maxim also entered into an operating agreement that outlined the utilization of and cost-sharing for the facility during the six-month transition period following the sale of the fab assets to Maxim.

     While Maxim had acquired most of Cypress (ICW) owned and leased fab assets and certain related assets, Cypress (ICW) still owned or leased other wafer fabrication assets that were not purchased by Maxim. As such, in connection with the exit of the wafer fabrication business, Cypress (ICW) recorded a restructure charge of approximately $9.9 million related to impairment of assets sold to Maxim ($2.2 million), impairment of assets held for sale ($1.8 million), refinancing of lease agreements ($3.6 million), employee severance ($0.2 million), and other transaction costs ($2.2 million). These agreements with Maxim resulted in a reduction of headcount of approximately 113 foundry employees (most of whom were hired by Maxim). The total expected cash outlay related to this charge was approximately $6.7 million at December 29, 1997, of which the remaining $4.1 million was paid in 1999. As of December 29, 1997 and January 3, 1999, the remaining reserves related to these provisions are summarized as follows (in thousands):


                                                                  Operating                  Transaction
                                                                    lease       Severance     and other
                                                                    Costs         Costs         Costs          Total
                                                                  ---------     ---------     ---------     ---------
                                                                                    (In thousands)
         Fiscal 1997 provision................................    $   3,615     $     207     $   2,164     $   5,986
         Amount utilized in 1997..............................           --            29         1,808         1,837
                                                                  ---------     ---------     ---------     ---------
         Balance at December 29, 1997.........................        3,615           178           356         4,149
         Amount utilized in 1998..............................        1,283           118           356         1,757
                                                                  ---------     ---------     ---------     ---------
         Balance at January 3, 1999...........................    $   2,332     $      60     $      --     $   2,392
                                                                  =========     =========     =========     =========

Transaction and other costs include:


     Brokerage,  legal and accounting fees...........            $  922
     Price discounts.................................               180
     Purchase rebates................................               431
     Inventory write-offs............................               205
     Costs to remove and return leased equipment.....               426
                                                                 ------
          Total......................................            $2,164
                                                                 ======


      In November 1997, Cypress (ICW) also borrowed $2.0 million from Maxim with interest accruing at 6% per annum. The note and interest are to be repaid at the earlier of: a majority sale of Cypress (ICW), the consummation of a public offering of Cypress (ICW) common stock, or four years from the date of the note (November 2001). In addition, Cypress (ICW) entered into a wafer purchase agreement with Maxim that allows Cypress (ICW) to buy BiCMOS wafers from Maxim for a period of up to two years.

      On the closing date of the transaction, November 20, 1997, Maxim purchased Cypress (ICW's) six-inch wafer fabrication leasehold improvements and manufacturing equipment as well as certain five-inch wafer fabrication equipment which Cypress (ICW) owned or acquired through capital leases. The carrying value of the six-inch and five-inch fabrication assets were $14.25 million and $0.4 million, respectively. Proceeds of the sale of these assets to Maxim were $12.5 million to Cypress (ICW).

     The following table summarizes the disposition of the six-inch and five-inch fabrication assets held by Cypress (ICW) through December 29, 1997.

                                                   Six-inch      Five-inch
                                                    Assets         Assets
                                                  ----------     ----------
                                                         (In thousands)
   Carrying value of assets prior to
    recognition of impairment loss .........      $   29,500     $    6,000
   Recognition of impairment ...............         (15,250)        (3,896)
   Sale of assets to Maxim..................         (14,250)          (400)
   Addition asset impairment................              --           (551)
                                                  ----------     ----------
        Total deferred tax assets...........      $       --     $    1,153
                                                  ==========     ==========

Substantially all the assets held at December 29, 1997 were sold prior to January 3, 1999.


1996 Restructuring and Other Non-recurring Costs

    During   1996,   Cypress   recorded  a  pre-tax   restructuring   and  other
non-recurring benefit as detailed below:

                                                    1996
                                                 ----------
                   Restructuring............     $    9,100
                   Non-recurring benefit....        (17,800)
                   Other....................          1,682
                                                 ----------
                        Total...............     $   (7,018)
                                                 ==========

    The $9.1 million pre-tax charge was a result of Cypress's decision to restructure its San Jose, California wafer fabrication facility, from a production wafer fabrication plant to predominantly a research and development wafer fabrication facility. The charge included $5.9 million for the write-down of certain excess equipment and $3.2 million for severance and other related restructuring charges. Substantially all of the reserve has been used as of the end of 1998.

    The $17.8 million benefit was derived from the reversal of the reserve established in 1995 related to the Texas Instruments ("TI") patent infringement lawsuit. In July 1996, the Federal Circuit Court of Appeals ("Court") affirmed the earlier decision of the trial court that Cypress did not infringe on either of the patents in the suit. In September 1996, the Court decided that it would not hear any appeal filed by the plaintiff regarding this matter and as a result of this ruling, Cypress reversed the reserve established in 1995. In 1996, TI filed a petition of certiorari in the United States Supreme Court. In June 1997, the United States Supreme Court denied TI's petition of certiorari. Accordingly, adjudication of the case was determined to be final.

    In September 1996, Cypress recorded a one-time, pre-tax credit of $3.3 million related to the insurance reimbursement of defense costs incurred in conjunction with the securities class-action lawsuit. This credit was offset by $5.0 million of other non-recurring charges related to agreements with certain companies regarding cross-licensing and other matters.

     Due to deteriorating market conditions in the wafer foundry business during fiscal 1996, demand for Cypress (ICW) foundry services declined significantly. As a result of the decreased demand for foundry services and Cypress (ICW) related cash flow constraints, management decided, in the fourth quarter of fiscal 1996, to pursue the disposal of the six-inch equipment and related leasehold equipment and machinery within its foundry business. As of March 1997, the assets held for sale consisting of building leasehold improvements and related machinery and equipment, had a carrying amount of approximately $29.5 million. Cypress (ICW) estimated the fair value of these assets based on management's estimate of potential proceeds from their sale to be approximately $14.25 million, net of an estimated $0.3 million for costs to sell the assets, including commissions and legal and closing costs. As a result, Cypress (ICW) recorded a $15.25 million charge to its results of operations in 1996 representing the excess of the $29.5 million carrying amount over the $14.25 million fair value less cost to sell.

     In addition, Cypress (ICW) had remaining operating lease commitments for machinery and equipment related to its foundry business, which will not be utilized as a result of Cypress (ICW) decision to pursue the disposal of certain fixed assets related to the foundry business. In accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," Cypress (ICW) recorded a $2.7 million charge in fiscal 1996, representing the amount of operating lease payments to be made for which no future economic benefit was anticipated. The $2.7 million representing future cash outlays were made during fiscal 1997.

     During fiscal 1996, Cypress (ICW) sold certain fully depreciated five-inch equipment, which resulted in a gain of $4.8 million. As the equipment was subsequently leased back from the buyers, the gains were deferred and are being amortized over the life of the leases (three years). Approximately $1.3 million of the gain was recognized in income during fiscal 1997. In fiscal 1997, the lease was terminated, and Cypress (ICW) offset the deferred gain against lease exit costs associated with the sale of the foundry.

     The aggregate $17.95 million charge associated with the disposal of certain foundry assets is presented as "provision for impairment of assets and restructuring costs" in the fiscal 1996 consolidated statements of operations. The assets impaired in fiscal year 1996 were expected to be disposed by December 1997 (pursuant to the requirements of the Forbearance Agreement), and were disposed of in November 1997 when associated impaired assets were sold to Maxim.


NOTE 4: DEBT
-------------

CONVERTIBLE SUBORDINATED NOTES

    In 1998, Cypress retired a total of $15.0 million principal of its $175.0 million, 6.0% Convertible Subordinated Notes ("Notes") for $12.9 million, resulting in a pre-tax net gain of $1.7 million. The gain was offset by the write-off of bond issuance costs of $0.4 million (pre-tax). The net gain was recorded as interest and other income. The Notes, which were issued in September 1997, are due October 1, 2002 and contain a coupon rate of 6.0% and an initial conversion premium of 48.2%. The remaining outstanding Notes are convertible into approximately 6,772,000 shares of common stock and are callable by Cypress on or after October 2, 2000. The Notes are unsecured subordinated obligations.

    In February 1997, Cypress called for redemption of all of the 3.15% Convertible Subordinated Notes which was effective as of March 26, 1997. At the time of conversion, approximately 85% of the holders elected to convert their notes into Cypress's common stock, increasing the amount of common stock outstanding by 6,789,013 shares. As a result of holders electing the cash settlement, Cypress paid out $14.3 million.


NOTES PAYABLE

During 1997, Cypress (ICW) entered into an agreement to borrow $2.0 million from a third party with interest accruing at 6.0% per annum. The loan became due simultaneously with the merger of Cypress and ICW and was repaid in April 1999. Also during 1997, Cypress (ICW) issued promissory notes to three significant customers for $2.0 million, $1.4 million and $0.3 million, bearing interest at 6.0%, 10.0% and 7.5%, respectively and due in October 2000, August 2000 and July 1999, respectively. As of January 3, 1999, a total of $1.0 million was payable under the notes.



LINE OF CREDIT

     In 1997, Cypress (ICW) established a revolving line of credit with a bank totaling up to $6.5 million. There were no borrowings against this line of credit as of January 3, 1999.

NOTE 5: EARNINGS (LOSS) PER SHARE
----------------------------------

    As required by SFAS 128, following is a reconciliation of the numerators and the denominators of the basic and diluted per share computation:


                                              1998                         1997                          1996
                                 ----------------------------   --------------------------   --------------------------
                                                    Per-Share                    Per-Share                    Per-Share
                                  Loss      Shares    Amount     Income   Shares    Amount     Income   Shares    Amount
                                 -----------------------------   ---------------------------   ---------------------------
                                                          (In thousands, except per-share amounts)
                                 ---------  --------  --------   --------- -------- --------   --------- -------- --------
   Basic EPS:
     Net income (loss)......     $(104,918)  101,944  $  (1.03)  $   7,526  100,137 $   0.08   $  25,108   90,247   $ 0.28
   Effects of dilutive
   securities:
     Stock options..........            --        --        --          --    7,729       --          --    5,308       --
                                 ---------  --------  --------   --------- -------- --------   --------- -------- --------
   Diluted EPS:
     Net income (loss)......     $(104,918)  101,944  $  (1.03)  $   7,526  107,866 $   0.07   $  25,108   95,555 $   0.26
                                 =========  ========  ========   ========= ======== ========   ========= ======== ========

    At January 3, 1999 and December 29, 1997, options to purchase 24,774,000 and 5,696,000 shares, respectively, of common stock were outstanding, but were excluded in the computation of diluted EPS as their effect was anti-dilutive. At December 30, 1996, no outstanding options to purchase common stock were excluded in the computation of diluted EPS. Convertible debentures outstanding at January 3, 1999, December 29, 1997 and December 30, 1996 convertible to 6,772,000, 7,408,000 and 7,408,000 shares, respectively, of common stock were also excluded from diluted EPS as their effect was anti-dilutive.

NOTE 6: COMMON STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS
-------------------------------------------------------------

1994 STOCK OPTION PLAN

    In 1994, Cypress adopted the 1994 Stock Option Plan, which replaced Cypress's 1985 Incentive Stock Option Plan and the 1988 Directors' Stock Option Plan (the "Terminated Plans") with respect to future option grants. Under the terms of the 1994 Stock Option Plan, options may be granted to qualified employees, consultants, officers and directors of Cypress or its majority-owned subsidiaries. Options become exercisable over a vesting period as determined by the Board of Directors and expire over terms not exceeding twenty years from the date of grant. The option price for shares granted under the 1994 Stock Option Plan is typically equal to the fair market value of the common stock at the date of grant. The 1994 Stock Option Plan includes shares that remained available under the Terminated Plans and provides for an annual increase in shares available for issuance pursuant to non-statutory stock options equal to 4.5% of Cypress's outstanding common stock at the end of each fiscal year.

    In October 1996, substantially all outstanding options with a share price in excess of $11.00 per share were cancelled and replaced with new options having an exercise price of $11.00 per share. A total of 7,083,000 options were repriced. In January 1998, substantially all outstanding stock options with an exercise price in excess of $9.75 per share were cancelled and replaced with new options having an exercise price of $9.75 per share, the fair market value on the date that the employees accepted the repricing. A total of 10,464,000 shares were repriced. This repricing excluded the Board of Directors, the Chief Executive Officer and the Executive staff of Cypress.

    The following table summarizes Cypress's stock option activity and related weighted average exercise price for each category for the years ended January 3, 1999, December 29, 1997 and December 30, 1996. The weighted average exercise price for each category presented is also shown in the table below.

SHARES UNDER THE 1994 STOCK OPTION PLAN



                                                                1998                     1997                     1996
                                                       ----------------------   ----------------------   ----------------------
                                                         Shares      Price        Shares      Price       Shares       Price
                                                       ----------  ----------   ----------  ----------   ----------  ----------
                                                                  (In thousands except per-share amounts)
        Options outstanding, beginning of year.....        23,923  $     9.27       22,172  $     8.54       20,142  $     9.50
        Options cancelled.................                (13,862)      11.24       (1,903)       8.83       (9,192)      14.21
        Options granted...................                 17,593        9.12        6,618       10.73       13,043       10.59
        Options exercised.................                 (1,139)       5.30       (2,964)       7.18       (1,821)       5.28
                                                       ----------  ----------   ----------  ----------   ----------  ----------
        Options outstanding, end of year..                 26,515        8.32       23,923        9.27       22,172        8.54
                                                       ==========  ==========   ==========  ==========   ==========  ==========

        Options exercisable at January 3, 1999.....        13,599     $  7.82
                                                       ==========  ==========


    All options were granted at an exercise price equal to the market value of Cypress's stock at the date of grant. The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in 1998, 1997 and 1996 was $3.61, $5.06 and $3.07 per option, respectively. The estimated grant date fair value disclosed by Cypress is calculated using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Cypress's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

    The following weighted average assumptions are included in the estimated grant date fair value calculations for Cypress's stock option awards:

                                          1998         1997         1996
                                        --------     --------     --------
       Expected life.............        7 years      6 years      6 years
       Risk-free interest rate...          5.41%        6.63%        6.04%
       Volatility................          .5467        .5529        .5582
       Dividend yield............          0.00%        0.00%        0.00%

    Significant option groups outstanding as of January 3, 1999 and the related weighted average exercise price and contractual life information, are as follows:

           Options with exercise               Outstanding           Exercisable           Remaining
             prices range from               Shares    Price       Shares    Price        Life (years)
       ----------------------------         --------  --------    --------  --------     --------------
                                                (In thousands except per-share amounts)
       $1.00-- $  8.38.............            9,495  $   5.52       5,220  $   4.78               6.56
       $8.39-- $  9.25.............            3,673  $   8.67       2,294  $   8.57               6.89
       $9.26-- $  9.75.............            9,314  $   9.75       4,737  $   9.75               7.62
       $9.76-- $ 17.56.............            4,033  $  11.24       1,348  $  11.50               8.32



EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

    In 1986, Cypress approved an Employee Qualified Stock Purchase Plan ("ESPP"), which allows eligible employees of Cypress and its subsidiaries to purchase shares of common stock through payroll deductions. The ESPP consists of consecutive 24-month offering periods composed of four 6-month exercise periods. The shares can be purchased at the lower of 85% of the fair market value of the common stock at the date of commencement of this two-year offering period or at the last day of each 6-month exercise period. Purchases are limited to 10% of an employee's eligible compensation, subject to a maximum annual employee contribution limited to a $25,000 market value (calculated as the employee's enrollment price multiplied by the number of purchased shares). Of the 10,100,000 shares authorized under the ESPP, 7,320,000 shares were issued through 1998 including 890,000, 541,000 and 652,000 shares in 1998, 1997, and
1996, respectively.

    Compensation costs (included in pro forma net income and net income per share amounts) for the grant date fair value, as defined by SFAS 123, of the purchase rights granted under the ESPP were calculated using the Black-Scholes model. The following weighted average assumptions are included in the estimated grant date fair value calculations for rights to purchase stock under the ESPP:

                                            1998        1997       1996
                                         ----------  ----------  ----------
       Expected life.............          6 months    6 months    6 months
       Risk-free interest rate...             4.96%       5.80%       5.98%
       Volatility................             .5371       .5861       .5882
       Dividend yield............             0.00%       0.00%       0.00%

    The weighted average estimated grant date fair value, as defined by SFAS 123, or rights to purchase stock under the ESPP granted in 1998, 1997 and 1996 were $2.56, $5.49 and $5.37 per share, respectively.


PRO FORMA NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

    If Cypress had recorded compensation costs based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under its 1994 Stock Option Plan and its Employee Stock Purchase Plan, Cypress's pro forma net income
(loss) and earnings per share for the years ended January 3, 1999, December 29, 1997 and December 30, 1996 would have been as follows:

                                             1998        1997        1996
                                          ----------   ----------  ----------
                                        (In thousands, except per-share amounts)
  Pro forma net income (loss):
    Basic..............................   $ (135,907)    $(17,545)   $ 4,559
    Diluted............................   $ (135,907)    $(17,545)   $ 4,559
  Pro forma net income (loss) per
   share:
    Basic..............................   $    (1.34)     $ (0.18)   $  0.05
    Diluted............................   $    (1.34)     $ (0.18)   $  0.05

    The pro forma effect on net income (loss) and net income (loss) per share for 1998, 1997 and 1996 is not representative of the pro forma effect on net income in the future years because it does not take into consideration pro forma compensation expense related to grants prior to 1995.


TREASURY STOCK

    During 1997, the Board of Directors authorized the repurchase of up to 4.0 million shares of Cypress's common stock. In September 1998, the Board of Directors authorized the repurchase of up to an additional 10.0 million shares under the stock repurchase program. Through January 3, 1999, 8.1 million shares have been repurchased under this entire program for $67.5 million. The repurchased shares are expected to be used in conjunction with Cypress's 1994 Stock Option Plan and Employee Stock Purchase Plan. During 1998, Cypress reissued 1,782,000 shares of common stock under such plans. In conjunction with the authorized stock repurchase program, Cypress sold put warrants through private placements for which Cypress received a net amount of $9.4 million through January 3, 1999. Cypress has a maximum potential obligation to purchase
4.5 million shares of its common stock at an aggregate price of $44.5 million as of January 3, 1999. Cypress has the right to settle the put warrants with cash or settle the difference between the exercise price and the fair market value at the exercise date with stock or cash. The puts expired in May 1999 On February 25, 1999, the Board of Directors terminated the stock repurchase program.

DEFERRED COMPENSATION

     Cypress (ICW) recorded a provision for deferred compensation of approximately $955,000 and $1,638,000 for the difference between the grant or issuance price and the deemed fair value for financial reporting purposes of certain Cypress (ICW) common stock options granted or common stock issued in fiscal years ended December 30, 1996 and January 3, 1999, respectively. These amounts are being amortized over the vesting period of the individual stock options or stock, generally a period of four to five years. The deferred compensation expense provision was reduced by approximately $263,000 in fiscal 1998, representing an unvested portion of deferred compensation expense for wafer fabrication employees terminated in fiscal 1998 upon the sale to Maxim. Deferred compensation expense, which was recognized, totaled approximately $707,000, $191,000 and $143,000 in fiscal years 1998, 1997 and 1996, respectively.

OTHER EMPLOYEE BENEFIT PLANS

    Cypress also maintains a Section 401(k) Plan, New Product Bonus Plan, Key Employee Bonus Plan and Deferred Compensation Plan. The 401(k) Plan provides participating employees with an opportunity to accumulate funds for retirement and hardship. Eligible participants may contribute up to 15% of their eligible earnings to the Plan Trust. Cypress does not make contributions to the plan.

    Under the New Product Bonus Plan effective for 1997, all qualified employees are provided bonus payments, which are based on Cypress attaining certain levels of new product revenue, plus attaining certain levels of profitability. In 1998 and 1997, $0.7 million and $0.5 million, respectively were charged to operations in connection with the New Product Bonus Plan. In 1996, under the Profit Sharing Plan, all qualified employees were provided an equal share of bonus payments, which were based on Cypress achieving a targeted level of earnings per share. In 1996, no charges to operations were made in connection with the profit sharing plan.

    In 1994, a Key Employee Bonus Plan was established, which provides for bonus payments to selected employees upon achievement of certain Cypress and individual performance targets. In 1998, $4.1 million was charged to operations in connection with this Plan. In 1997 and 1996, there were no charges to operations in connection with this Plan. Employees eligible under the Key Employee Bonus Plan can elect to participate in the Deferred Compensation Plan, which allows eligible employees to defer their salary, bonus and other related payments. Costs incurred by Cypress for the Deferred Compensation Plan during fiscal years 1998, 1997 and 1996 were insignificant.

NOTE 7: INCOME TAXES
----------------------

    The components of the provision for income taxes are summarized below. Income before taxes is principally attributed to domestic operations.

COMPONENTS OF THE PROVISION FOR INCOME TAXES

                                         Jan. 3,      Dec. 29,    Dec. 30,
                                          1999         1997         1996
                                       ----------   ----------   ----------
                                                  (In thousands)
   Income (loss) before provision for
    taxes............................  $ (118,441)  $   13,139   $   55,584
                                       ----------   ----------   ----------

   Current tax expense:
    U.S. Federal.....................     (13,237)  $  (10,483)  $   21,199
    State and local..................          --        1,418        1,706
    Foreign..........................         511          500        1,073
                                       ----------   ----------   ----------
        Total current................     (12,726)      (8,565)      23,978
                                       ----------   ----------   ----------
   Deferred tax expense (benefit):
    U.S. Federal.....................      (4,210)      16,033        5,841
    State and local..................       3,413       (1,855)         657
                                       ----------   ----------   ----------
        Total deferred...............        (797)      14,178        6,498
                                       ----------   ----------   ----------
          Total....................    $  (13,523)  $    5,613   $   30,476
                                       ==========   ==========   ==========

    The tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. Federal Income Tax Rate to income before taxes as shown below.

TAX PROVISION DIFFERENCE

                                               Jan. 3,     Dec. 29,    Dec. 30,
                                                1999        1997        1996
                                             ----------  ----------  ----------
                                                       (In thousands)
     Statutory rate.........................        35%         35%         35%
     Tax at U.S. statutory rate............. $  (41,454) $    4,599  $   9,455
     Foreign earnings.......................     (4,153)     (1,151)        --
     State income taxes, net of federal
      benefit...............................      3,413         922      1,536
     Tax credits............................     (3,700)     (2,274)        --
     Net Foreign Sales Corporation (FSC)
      benefit...............................         --         (78)    (1,548)
     Benefit of tax free investments........       (350)       (482)      (998)
     Current year loss with no benefit......     18,498       3,812      9,772
     Utilization of net operating loss......     (1,740)         --         --
     Future benefits not recognized.........     15,900          --         --
     Other, net.............................       (805)        265      2,259
     F/S discrepancy........................        868          --         --
                                             ----------  ----------  ----------
        Total............................... $  (13,523) $    5,613  $   30,476
                                             ==========  ==========  ==========

    The components of the net deferred tax assets at January 3, 1999 and December 29, 1997, under SFAS 109 were as follows:

                                                     Jan. 3,     Dec. 29,
                                                      1999         1997
                                                   ----------   ----------
                                                       (In thousands)
     Deferred tax assets:
       Deferred income on sales to distributors.   $   11,024   $    9,773
       Inventory reserves and basis differences.       15,928       14,722
       Restructuring and legal reserves.........        2,161            9
       Asset valuation and other reserves.......        6,564       13,440
       State tax, net of federal tax............          420          421
       Research and development tax credits.....        9,204        5,624
       Net operating loss.......................       41,330        1,800
       Other, net...............................        1,942        1,449
                                                   ----------   ----------
          Total deferred tax assets.............      108,573       47,238
                                                   ----------   ----------
    Deferred tax liabilities:
      Excess of tax over book depreciation......      (39,856)     (33,368)
      Other, net................................       (1,209)      (1,210)
                                                   ----------   ----------
          Total deferred tax liabilities........      (41,065)     (34,578)
                                                   ----------   ----------
    Net deferred tax assets (liabilities).......       67,508       12,660
    Valuation allowance.........................      (67,508)     (13,457)
                                                   ----------   ----------
   Net deferred tax assets (liabilities) after
    valuation allowance...............             $       --   $     (797)
                                                   ==========   ==========

    Other current assets include current deferred tax assets of $35,573,000 at December 29, 1997.

    Due to the uncertainty of the realization of the deferred tax assets, Cypress has provided a full valuation allowance on the deferred tax assets at January 3, 1999.

    No tax benefits associated with disqualifying dispositions of stock options or employee stock purchase plan shares were realized in 1998.

     Utilization of Cypress (ICW's) operating loss and tax credit carryforwards of $33.1 million are subject to an annual limitation due to the ownership change limitations provided by the internal revenue code of 1986 and similar state provisions. However, Cypress believes that such limitations will not have a material effect on the future utilization of the losses.

    During 1998, the United States Internal Revenue Service began an examination of tax returns for fiscal years 1994 through 1996. The examination is expected to continue through December 1999. Management believes that no potential adjustments will ultimately result from this examination.

NOTE 8: COMMITMENTS AND CONTINGENCIES
--------------------------------------

OPERATING LEASE COMMITMENTS


    Cypress leases most of its manufacturing and office facilities under non-cancelable operating lease agreements that expire at various dates through 2012. These leases require Cypress to pay taxes, insurance, and maintenance expenses, and provide for renewal options at the then fair market rental value of the property.

    In April 1997, Cypress sold capital equipment located in its Minnesota wafer fabrication facility to Fleet Capital Leasing ("Fleet") in a sale-leaseback agreement. In October 1997, Cypress entered into a similar agreement with Comdisco, Inc. ("Comdisco") for other capital equipment located in Minnesota. Cypress received a total of $28.2 million from Fleet and Comdisco in exchange for the capital equipment and as a result of the transactions, recorded an immaterial gain that is being amortized over the life of the leases.

    In 1994 and 1995, Cypress entered into three operating lease agreements with respect to its office and manufacturing facilities, in San Jose and Minnesota, respectively. In April 1996, Cypress entered into an additional lease agreement related to two office facilities in San Jose. These agreements require quarterly payments that vary based on the London Interbank Offering Rate ("LIBOR"), plus a spread. All leases provide Cypress with the option of either acquiring the property at its original cost or arranging for the property to be acquired at the end of the respective lease terms. Cypress is contingently liable under certain first-loss clauses for up to $52.7 million at January 3, 1999. First loss clauses state that Cypress is potentially liable for any decline in the value of the property up to a specified percentage. The purchase option then permits Cypress to acquire the property at the lower value. Based on management's estimate of the fair value of the properties, no liability was required to be recorded at January 3, 1999 or December 29, 1997. Furthermore, Cypress is required to maintain a specific level of restricted cash or investments to serve as collateral for these leases and maintain compliance with certain financial covenants. As of January 3, 1999, the amount of restricted investments recorded was $59.7 million, which is in compliance with these agreements. These restricted cash or investments are classified as non-current on the balance sheet.

    The aggregate annual rental commitments under non-cancelable operating leases as of January 3, 1999 are as follows:

             Fiscal Year                     (In thousands)
             -----------                     --------------
             1999........................    $       19,993
             2000........................            11,727
             2001........................             5,313
             2002........................             3,315
             2003........................             2,720
             2004 and thereafter.........             4,949
                                             --------------
                  Total..................    $       48,017
                                             ==============

    Rental expense was approximately $21.9 million in 1998, $17.2 million in 1997 and $9.4 million in 1996.

LITIGATION AND ASSERTED CLAIMS

    The semiconductor industry has experienced a substantial amount of litigation regarding patent and other intellectual property rights. From time to time, Cypress has received, and may receive in the future, communications alleging that its products or its processes may infringe on product or process technology rights held by others. Cypress is currently and may in the future be involved in litigation with respect to alleged infringement by Cypress of another party's patents, or may in the future be involved in litigation to enforce its patents or other intellectual property rights, to protect its trade secrets and know-how, to determine the validity or scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation has in the past and could in the future result in substantial costs and diversion of management resources and payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could have a material adverse effect Cypress's business, financial condition and results of operations.

    During 1998, EMI Group of North America, Inc. ("EMI") filed suit against Cypress in the Federal Court in Delaware, claiming that Cypress has infringed on four patents owned by EMI. Cypress and EMI have entered into a license agreement in February 1999, for one of the four patents in the lawsuit. In return, EMI has agreed to withdraw two of the four patents from the lawsuit, including the patent related to the licensing agreement. Cypress has reviewed the charges related to the remaining two patents and believes that these charges are without merit, that it does not infringe the patents in question and that the patents are invalid and/or unenforceable. While no assurance can be given regarding the outcome of this action, Cypress believes that the final outcome of the matters will not have a material effect on Cypress's consolidated financial position or results of operations. Cypress will vigorously defend itself in these matters. However, because of the nature and inherent uncertainties of litigation, should the outcome of this action be unfavorable, Cypress may be required to pay damages and other expenses, which could have a material adverse effect on Cypress's financial position and results of operations.

    In January 1998, Cypress was contacted by an attorney representing the estate of Mr. Jerome Lemelson, charging that Cypress infringes certain patents owned by Mr. Lemelson. On February 26, 1999, the estate filed suit against Cypress and 87 other companies. Cypress is in the process of reviewing the claims to determine their validity, and at this time, Cypress believes that the patents are invalid and/or unenforceable.

    While no assurance can be given regarding the outcome of this action, Cypress believes that the final outcome of the matters will not have a material effect on Cypress's consolidated financial position or results of operations. Cypress will vigorously defend itself in this matter; however, because of the nature and inherent uncertainties of litigation, should the outcome of this action be unfavorable, Cypress may be required to pay damages and other expenses, which could have a material adverse effect on Cypress's financial position and results of operations.

    In June 1997, Cypress commenced a declaratory judgment action in the United States District Court for the District of Nevada against the Li Second Family Trust ("the Trust"), asking for declaratory relief to the effect that a U.S. patent relating to a part of the process for manufacturing semiconductors is unenforceable, invalid and not infringed by Cypress. The Trust has counter-claimed for patent infringement on the same patent, alleging such patent covers oxide-isolated integrated circuits. In December 1997, in a related case, the United States District Court for the Eastern District of Virginia preliminarily ruled that the patent is unenforceable due to unequitable conduct by Dr. Li and his attorneys in obtaining the patent. Dr. Li has the right to file an appeal, although no such appeal had been filed as of May 18, 1999. Cypress believes it has meritorious defenses to the counter-claim and intends to defend itself vigorously. While no assurance can be given regarding the outcome of this action, Cypress believes that the final outcome of the matters will not have a material effect on Cypress's consolidated financial position or results of operations. However, should the outcome of this action be unfavorable, Cypress's business, financial condition and results of operations could be materially and adversely affected.

    On October 2, 1997, Cypress filed an action against Kevin Yourman, Joseph Weiss, and their associated law offices in the Superior Court of California in Santa Clara County for malicious civil prosecution in the underlying securities fraud actions initiated by Messrs. Yourman and Weiss in 1992. The underlying securities fraud actions were dismissed because no officer of Cypress made any actionable false or misleading statements or omissions. An appeal affirmed the lower court's finding that Messrs. Yourman and Weiss failed to put forth evidence showing a genuine issue of fact with regard to any statements by the Cypress's officers. On May 4, 1999, the Superior Court granted a summary judgement motion by Messrs. Yourman and Weiss, holding that Messrs. Yourman and Weiss had probable cause to bring the underlying litigation. Cypress plans to appeal the decision. However, the results of litigation are unpredictable. Cypress believes that this action, regardless of its outcome, will have little, if any effect on Cypress's consolidated financial position or results of operations.

     In March 1999, Cypress signed a cross-license technology agreement with Lucent Technologies Corporation, licensing essentially all semiconductor patents of both companies in settlement of certain license claims. The terms of this cross-licensing agreement is not expected to have a material effect on Cypress's consolidated financial position or results of operations.


PURCHASE COMMITMENTS

    At January 3, 1999, Cypress had purchase commitments aggregating $55.7 million, principally for manufacturing equipment and facilities. These commitments relate to purchases to be made in 1999. Purchase commitments beyond 1999 are not considered to be significant. Commitments for 1999 purchases will be funded through a combination of cash resources, retirement of investments and the $160.0 million, 6.0% Convertible Subordinated Notes.

NOTE 9: RELATED PARTIES
------------------------

    Between 1992 and 1995, Cypress made cost-basis investments in QuickLogic Corporation ("QuickLogic") Series D and Series E preferred stock. In June 1996, Cypress received $4.5 million from QuickLogic, the original intent of which was to obtain a minority interest in CTI and to secure guaranteed fab capacity. Cypress classified the $4.5 million as other long-term liabilities in 1996, awaiting final negotiation of the terms and transaction approval from Altera, an existing minority interest shareholder. In March 1997, Cypress signed a definitive agreement with QuickLogic Corporation involving termination of an existing joint development, licensing and foundry agreement for antifuse Field Programmable Gate Array ("FPGA") products and the execution of a new foundry agreement. Under the new agreement, Cypress ceased development, marketing and selling of antifuse-based FPGA products. In return, QuickLogic paid $4.5 million, which represented $3.5 million of NRE revenue related to the sale of technology rights and $1.0 million of compensation for inventory and other assets, and issued shares of QuickLogic common stock that increased Cypress's equity position in the privately-held QuickLogic to greater than 20%. The $4.5 million cash consideration represented the payment Cypress received in June 1996. Cypress also entered into a five-year wafer-supply agreement to provide FPGA products to QuickLogic. Revenues and net income contributed by the FPGA product line during 1997 and 1996 were not significant.

    In the first quarter of 1998, Cypress determined that its investment in QuickLogic had declined in value and the decline in value was not temporary. Accordingly, Cypress wrote-off its investment in QuickLogic to reflect this decline.

    Cypress recorded sales to QuickLogic of $2.3 million, $11.7 million and $8.2 million in 1998, 1997 and 1996, respectively. At fiscal year-ends 1998 and 1997, Cypress had a receivable due from QuickLogic of $0.6 million and $1.5 million, respectively.

    During 1990, Cypress made a cost-basis investment of $1.0 million in Vitesse Semiconductor stock. Cypress sold its remaining investment in February 1997 and recorded a gain of $3.8 million in other income.


NOTE 10: SEGMENT INFORMATION
-----------------------------

    Cypress has two reportable segments, Memory Products and Non-memory Products. The Memory Products segment includes Static Random Access Memories ("SRAMs") and multichip modules. The Non-memory Products segment includes programmable logic products, data communication devices, interface products, computer products, non-volatile memory products and wafers manufactured by the foundry.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1). Cypress evaluates the performance of its two segments based on profit or loss from operations before income taxes, excluding nonrecurring gains and losses.

    Cypress's reportable segments are strategic business units that offer different products. Products that fall under the two segments differ in nature, are manufactured utilizing different technologies and have a different end-purpose. As such, they are managed separately. Memory Products are characterized as a commodity, which is depicted by high unit sales volume and lower gross margins. These products are manufactured using more advanced technology. A significant portion of the wafers produced for Memory Products are manufactured at Cypress's technologically advanced, eight-inch wafer production facility located in Minnesota (Fab 4). Memory Products are used by a variety of end-users but the product is used specifically for the storage and retrieval of information. In contrast to Memory Products, unit sales of non-Memory Products are generally lower than Memory Products, but sell at higher gross margins. Some Non-memory Products are manufactured utilizing less technologically advanced processes. A majority of wafers for Non-memory Products are manufactured at Cypress's less technologically advanced six-inch Fab located in Texas (Fab 2). Products in the Non-memory segment perform non-memory functions such as floating-point mathematics, store fixed data that is not to be altered during normal machine operations and data transfer and routing functions of signals throughout a computer system.

    The tables below set forth information about the reportable segments for fiscal years 1998, 1997 and 1996. Cypress does not allocate income taxes or non-recurring items to segments. In addition, segments do not have significant non-cash items other than depreciation and amortization in reported profit or loss.

BUSINESS SEGMENT NET REVENUES

                                                1998       1997       1996
                                             ---------  ---------  ---------
                                                     (In thousands)
      Memory............................     $ 195,929  $ 226,566  $ 271,192
      Non-memory........................       358,962    371,919    298,749
                                             ---------  ---------  ---------
           Total consolidated revenues..     $ 554,891  $ 598,485  $ 569,941
                                             =========  =========  =========

BUSINESS SEGMENT PROFIT (LOSS)

                                                1998       1997       1996
                                             ---------  ---------  ---------
                                                     (In thousands)
      Memory.............................    $ (94,781) $ (35,742) $  61,384
      Non-memory.........................       34,997     54,132      3,658
      Restructuring and other
       non-recurring costs...............      (60,737)    (9,882)   (10,932)
      Interest income and other..........       13,356     13,092      9,217
      Interest expense...................      (11,276)    (8,461)    (7,743)
                                             ---------  ---------  ---------
           Income (loss) before provision
            for income taxes.............    $(118,441) $  13,139  $  55,584
                                             =========  =========  =========

BUSINESS SEGMENT DEPRECIATION


    The following illustrates depreciation by segment for the respective years.

                                                1998       1997       1996
                                             ---------  ---------  ---------
                                                      (In thousands)
      Memory.............................     $ 86,905   $ 77,420   $ 63,121
      Non-memory.........................       27,693     36,593     37,272
                                              --------  ---------  ---------
        Total consolidated depreciation..     $114,598   $114,013   $100,393
                                              ========   ========   ========

GEOGRAPHIC AREA


    The following illustrates revenues by geographic locations. Revenues are attributed to countries based on the customer location.

                                               1998       1997       1996
                                             ---------  ---------  ---------
                                                     (In thousands)
      United States......................    $ 307,938  $ 363,709  $ 357,088
      Europe.............................       91,544     99,051     98,628
      Japan..............................       51,902     53,701     55,225
      Other foreign countries............      103,507     82,024     59,000
                                             ---------  ---------  ---------
           Total revenues................    $ 554,891  $ 598,485  $ 569,941
                                             =========  =========  =========

    The following illustrates assets by geographic locations.

                                               1998       1997       1996
                                             ---------  ---------  ---------
                                                     (In thousands)
      United States......................    $ 276,770  $ 373,273  $ 386,851
      Philippines........................       69,996     67,629     54,980
      Other foreign countries............        2,170      2,877      2,277
                                             ---------  ---------  ---------
         Total assets....................    $ 348,936  $ 443,779  $ 444,108
                                             =========  =========  =========

    No one end user accounted for greater than 10% of revenues in 1998, 1997 or 1996. Sales to one distributor accounted for greater than 10% of total revenues in 1998 and 1997. No one distributor accounted for greater than 10% of revenues in 1996.

NOTE 11: SUBSEQUENT EVENTS (UNAUDITED)
---------------------------------------

ACQUISITION OF ARCUS TECHNOLOGY COMPANIES

     On June 30, 1999, Cypress acquired all of the outstanding capital stock of Arcus Technology (USA), Inc. and the assets of Arcus Technology (India) Limited (referred to as "Arcus" on a combined basis). Arcus specializes in new data communications arenas including dense wave multiplexing (which allows multiple signals to be transmitted over a single fiber optic cable) and "IP over SONET" (the technology needed to code and decode Internet traffic to send it over the telephone system). The acquisition was accounted for as a purchase. Accordingly, the estimated fair value of assets acquired and liabilities assumed were included in Cypress's condensed consolidated balance sheet as of June 30, 1999, the effective date of the purchase. The results of operations from June 30, 1999 through Cypress's quarter end were not significant and were therefore excluded. There are no significant differences between the accounting policies of Cypress and Arcus.

     Cypress acquired Arcus for $17.7 million, including cash of $11.5 million and stock of $6.2 million, excluding direct acquisition costs of $0.8 million for legal and accounting fees. Through October 3, 1999, Cypress paid $9.9 million in cash and issued $2.3 million in stock. The remaining
$1.6 million in cash will be paid and the remaining $3.9 million in stock will be issued as certain performance milestones are reached. The total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed based on independent appraisals and management estimates as follows:

                                                            (In
                                                         thousands)
                                                         ----------
            Fair value of tangible net assets.......     $    391
            In-process research and development.....        2,500
            Current technology......................        4,400
            Assembled workforce.....................        1,600
            Deferred compensation...................        5,553
            Excess of purchase  price over net assets
               acquired...........................          3,264
                                                         --------
                                                         $ 17,708
                                                         ========

     To determine the value of the in-process technology, the expected future cash flow attributable to the in-process technology was discounted, taking into account the percentage of completion, utilization of pre-existing technology, risks related to the characteristics and applications of the technology, existing and future markets, and technological risk associated with completing the development of the technology. The valuation approach used was a form of discounted cash flow approach commonly known as the "percentage of completion" approach whereby the cash flows from the technology are multiplied by the percentage of completion of the in-process technology.

     Cypress expects that the in-process technology will be completed within a period of twelve to twenty-four months after the closing of the transaction, however, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

     To determine the value of the current technology, the expected future cash flow attributable to the current technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the life cycle stage of the technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee.

     Development of in-process technology remains a substantial risk to Cypress due to factors including the remaining effort to achieve technical feasibility, rapidly changing customer markets and competitive threats from other companies. Additionally, the value of other intangible assets acquired may become impaired. The in-process research and development charge valuation was prepared by an independent appraiser of technology assets, based on inputs from Cypress management, utilizing valuation methodologies consistent with those currently accepted by the Securities and Exchange Commission
("SEC"). However, there can be no assurance that the SEC will not take issue with assumptions used in Cypress's valuation model and require Cypress to revise the amount allocated to in-process research and development.

     The amounts allocated to current technology, assembled workforce and residual goodwill are being amortized over their respective estimated useful lives of between six and ten years using the straight-line method.


ACQUISITION OF ANCHOR CHIPS, INC.

     On May 25, 1999, Cypress acquired all of the outstanding capital stock of Anchor Chips, Inc.("Anchor"), a company that designs and markets microcontroller chips to support the Universal Serial Bus. The acquisition was accounted for as a purchase. Accordingly, the results of operations of Anchor and the estimated fair value of assets acquired and liabilities assumed were included in Cypress's condensed consolidated financial statements as of May 25, 1999, the effective date of the purchase through the end of the period. There are no significant differences between the accounting policies of Cypress and Anchor.

     Cypress paid approximately $15.0 million in cash excluding direct acquisition costs of $0.7 million for investment banking, legal and accounting fees. The purchase price of $15.0 million was allocated to the estimated fair value of assets acquired and liabilities assumed based on the valuation completed by management, which is consistent with the methodology applied by independent appraisers, as follows:

                                                           (In
                                                         thousands)
                                                         ----------
           Fair value of tangible net liabilities..      $     (919)
           In-process research and development.....           1,519
           Assembled workforce.....................           1,320
           Current technology......................          13,036
                                                           --------
                                                           $ 14,956
                                                           ========

     To determine the value of the in-process technology, the expected future cash flow attributable to the in-process technology was discounted, taking into account the percentage of completion, utilization of pre-existing technology, risks related to the characteristics and applications of the technology, existing and future markets, and technological risk associated with completing the development of the technology. The valuation approach used was a form of discounted cash flow approach commonly known as the "percentage of completion" approach whereby the cash flows from the technology are multiplied by the percentage of completion of the in-process technology.

     Cypress expects that the in-process technology will be successfully developed and that the in-process technology will be completed within a period of twelve to twenty-four months after the closing of the transaction. Cypress expects that the in-process technology will be successfully developed, however, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

     To determine the value of the current technology, the expected future cash flow attributable to the current technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the life cycle stage of the technology. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee.

     Development of in-process technology remains a substantial risk to Cypress due to factors including the remaining effort to achieve technical feasibility, rapidly changing customer markets and competitive threats from other companies. Additionally, the value of other intangible assets acquired may become impaired. Cypress management believes that the in-process research and development charge is valued consistently with valuation methodologies utilized by independent appraisers of technology assets and valuation practices consistent with those currently accepted by the SEC. However, there can be no assurance that the SEC will not take issue with assumptions used in Cypress's valuation model and require Cypress to revise the amount allocated to in-process research and development.

     The amounts  allocated to assembled  workforce and current  technology are
being amortized over their estimated useful lives  of  five-years   using  the
straight-line method. There was no goodwill associated with the acquisition of Anchor.


CYPRESS ACQUIRES MAX 5000 PRODUCT LINE FROM ALTERA

     On October 5, 1999, Cypress announced that it has signed a definitive agreement with Altera Corporation ("Altera") to acquire Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas ("Fab II") for approximately $13.0 million. The acquisition will be accounted for as a purchase. In 1988, Altera licensed its MAX 5000 family of products to Cypress in consideration of manufacturing capacity. Altera later acquired a 17% equity interest in the Round Rock wafer fabrication facility. By acquiring Altera's equity interest in October 1999, Fab II is now 100% owned by Cypress.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION
---------------------------------------------------------------

    The "Management's Discussion and Analysis" may contain forward-looking statements about the prospects for Cypress as well as the semiconductor industry more generally including without limitation statements about increases in gross margin, rate of growth of research and development expenditures as a percent of revenues, rate of growth of selling, general and administrative expenses, profitability goals, revenue goals, growth rate goals, market share goals, market size and growth projections, new product introductions, planned manufacturing capacity, and efficiency and cost goals. Actual results could differ materially from those described in the forward-looking statements as a result of various factors including, but not limited to, the factors identified in the Letter to Shareholders and the Management's Discussion and Analysis section, particularly "Factors Affecting Future Results," as well as the following:

        (1) increased competition which could result in lost sales or price erosion;

        (2) changes in product demand by the electronics and semiconductor industries, which are noted for rapidly changing needs, coupled with an inability by Cypress to generate product enhancements or new product introductions which keep pace with or meet those rapidly changing needs;

        (3) failure by Cypress to develop or introduce successfully new products in areas of expected new or increased demand, or development and introduction of superior new products serving those areas by others;

        (4) failure of expected growth in demand for, or areas of expected new demand for, semiconductor products to materialize;

        (5) failure to successfully bring on line and utilize additional manufacturing capacity, or to transition existing capacity to new uses;

        (6) inability to develop and/or adopt more advanced manufacturing technology;

        (7)  inability of Cypress's patents or other proprietary rights to
             ensure adequate  protection  against   encroachment  on  Cypress's
             technology  by competitors; and

        (8)  failure to attract and/or retain key personnel.


OVERVIEW
----------

    Revenues for Cypress Semiconductor Corporation ("Cypress") decreased 7.3% to $554.9 million in fiscal 1998 from $598.5 million in fiscal 1997. The net loss for fiscal 1998 was $104.9 million compared to net income of $7.5 million in fiscal 1997. The net loss for fiscal 1998 included a restructuring charge of $60.7 million and other non-recurring charges totaling $27.3 million. Excluding the restructuring and non-recurring charges, the net loss for fiscal 1998 was $26.9 million. Cypress incurred a net loss of $1.03 per share, on a diluted basis, during fiscal 1998 compared to diluted earnings per share of $0.07 per share in fiscal 1997.

     On April 1, 1999, Cypress completed a merger with IC WORKS Incorporated (referred to herein as "Cypress (ICW)"), which was accounted for as a pooling of interests. The consolidated financial statements give effect to the merger for all periods presented.

     On November 16, 1998, Cypress filed a universal shelf registration statement with the Securities and Exchange Commission (SEC). The registration statement allows Cypress to market and sell up to $300 million of its securities. The shelf registration statement allows Cypress flexibility regarding the type of securities it can sell, including common stock, preferred stock and various forms of debt securities. Pursuant to the shelf registration, on March 29, 1999, Cypress sold 7.2 million shares of common stock, including
4.7 million shares it was required to sell to cure a taint to allow the merger with ICW to be accounted for as a pooling of interests. Cypress received approximately $33.8 million in proceeds, net of issuance costs, from the sale of these shares. The remaining 2.5 million shares were sold by selling stockholders. Cypress did not receive any proceeds from the shares sold by the selling stockholders.

    Beginning with its 1998 fiscal year end, Cypress ended its fiscal months, quarters and years on Sundays, rather than Mondays, bringing its fiscal period ends in line with predominant industry practice. For the year ended January 3, 1999, Cypress had a 53-week year, while fiscal years 1997 and 1996 each had 52-week years. Operating results for this additional week were considered immaterial to Cypress's consolidated operating results for the year ended January 3, 1999.


RESULTS OF OPERATIONS
----------------------

REVENUES
---------

    Revenues for fiscal 1998 were $554.9 million, a decrease of $43.6 million or 7.3% versus revenues for fiscal 1997. This compares with a decrease of $15.1 million or 2.6% from fiscal 1996 to fiscal 1998. Cypress derives its revenues from the sale of Memory Products and Non-memory Products.

    Sales from Memory Products include Static Random Access Memories ("SRAMs") and multichip modules. Revenues from the sale of Memory Products for 1998 decreased $30.6 million or 13.5% over revenues from the sale of these products for fiscal 1997. This compares with a decrease of $75.3 million or 27.8% from fiscal 1996 to fiscal 1998. From fiscal 1997 to fiscal 1998, sales of SRAMs declined $22.6 million or 10.9% and multichip module sales decreased $8.0 million or 43.9%. Revenues from SRAMs during fiscal 1998 decreased $63.6 million or 25.5% compared to fiscal 1996. Sales of multichip modules declined $11.7 million or 53.4% from fiscal 1996 to fiscal 1998. The decline in Memory Product revenues, as compared to fiscal 1997, resulted from both lower average selling prices ("ASPs") and a decline in unit sales. ASPs and unit sales decreased 11.9% and 1.9%, respectively, from fiscal 1997 to fiscal 1998. Although ASPs for Memory Products have decreased compared to fiscal 1997, they have been stable during the last three quarters of fiscal 1998. Unit sales volume of Memory Products increased 34.6% comparing fiscal 1998 to fiscal 1996. However, the increase in unit sales volume was not enough to offset the decline in ASPs.

    Non-memory Products include programmable logic products, data communication devices, interface products, computer products and non-volatile memory products. Non-memory products also include foundry revenues. Foundry revenue represents sales of wafers to customers. Revenues from the sale of Non-memory Products declined $13.0 million or 3.5% comparing 1998 to 1997. The decrease related primarily to declines in the sale of programmable logic products of $18.0 million or 30.3% and data communication devices of $2.8 million or 2.2% and a decrease in foundry revenue of $9.1 million or 39.0%. An increase in the sale of computer products and interface products of $29.1 million or 23.9% partially offset the decrease. Also contributing to the decrease was Cypress's decision to cease selling certain non-volatile memory devices, Erasable Programmable Read-only Memory ("EPROM") at the end of 1997. The end of revenues from the sale of EPROMs combined with an overall decrease in the sale of other non-volatile memory products contributed to a decrease of $12.2 million or 29.6% from fiscal 1998 to fiscal 1997. Revenues from the sale of Non-memory Products during fiscal 1998 increased $33.7 million or 13.1% compared to fiscal 1996. The increase related to the rise in the sale of data communication devices of $33.5 million or 37.1% and computer products of $33.2 million or 67.1% and an increase in foundry revenue of $3.4 million or 31.2%. The increase was offset by a decrease in the sale of non-volatile memory of $22.3 million or 43.4% and a decline in the sale of programmable logic products of $14.1 million or 25.4%.

    As is typical in the semiconductor industry, ASPs of products generally decline over the lives of such products. The decreases in ASPs continue to be caused by industry over-supply, particularly with the semiconductor companies that service the telecommunication and data communication markets, that Cypress principally serves. To increase revenues, Cypress seeks to expand its market share in the markets it currently serves and to introduce and sell new products. Cypress will remain competitive with respect to its pricing to prevent a further decline in sales.


COST OF REVENUES
-----------------

    Cost of revenues for fiscal 1998 were 73.7% of revenues, compared to 65.8% of revenues for fiscal 1997 and 59.4% of revenues during fiscal 1996. Cost of revenues for fiscal 1998 included one-time non-recurring charges totaling $21.7 million. These charges included $15.8 million related to the write-down of inventory, $3.8 million for the write-off of pre-operating costs and $2.1 million for the write-off of certain equipment. The $15.8 million charge for incremental inventory reserves arose due to market conditions resulting in the ongoing, over-supply and continued inventory corrections by end-user customers.

    The write-off of pre-operating costs included $2.9 million related to Cypress's wafer fabrication operation in Bloomington, Minnesota and $0.9 million related to its assembly and test operations in the Philippines. As a result of the restructuring activities, Cypress wrote off its previously capitalized pre-operating costs as an impaired asset due to uncertainties surrounding their future economic benefits. The pre-operating costs totaling $3.8 million, net of accumulated amortization were included in other assets at December 29, 1997.

    The write-off of equipment was related to equipment identified as obsolete during Cypress's periodic review of equipment and was no longer considered usable. Excluding these one-time non-recurring charges, cost of revenues as a percent of revenues for fiscal 1998 would have been 69.8%. The increase in manufacturing costs as a percent of revenues from fiscal 1996 through to fiscal 1998 continued to be a reflection of lower revenues due to a combination of declining ASPs and lower unit sales volumes.

    Revenues have continued to decline due primarily to lower ASPs. Should ASPs continue to erode at a rate greater than anticipated, gross margins could be materially adversely affected. Cypress continues to introduce new products and new methods of reducing manufacturing costs in order to mitigate the effects of declining ASPs on its gross margin. In March 1998, Cypress announced restructuring activities for its domestic wafer fabrication facilities and offshore back-end manufacturing operations. Activities completed to date have increased Cypress's manufacturing efficiencies and as a result, its gross margin has been increasing since the first quarter of fiscal 1998. Cypress expects to benefit from these restructuring activities in the future.

RESEARCH AND DEVELOPMENT
-------------------------

    Research and development ("R&D") expenditures for fiscal 1998 were $114.6 million or 20.6% of revenues, compared with $104.3 million or 17.4% of revenues for fiscal 1997 and $95.5 million or 16.8% of revenues for fiscal 1996. R&D expenditures in fiscal 1998 increased $10.3 million or 9.8% compared to fiscal 1997 and $19.0 million or 19.9% compared to fiscal 1996. $5.4 million of the R&D spending increase in 1998 from 1997 pertains to incremental depreciation incurred to reflect the revised useful lives of certain assets impacted by the decision to upgrade Fab 1 to an eight-inch facility. Increased salaries, benefits and maintenance expenses account for the rest of the R&D spending increase. The increase in R&D costs from fiscal 1996 to fiscal 1998 related to increases in salary and benefit costs, expenses incurred for supplies, equipment repair and maintenance expenses and amortization and depreciation charges.

    R&D expenditures increased from fiscal 1996 through fiscal 1998 as Cypress continued its effort to accelerate the development of new products and migration to more advanced process technologies. During 1998, Cypress began utilizing the
0.25 micron process technology for manufacturing purposes and started development of the 0.18 micron process technology. Even with Cypress's commitment to increase design capabilities in its design centers, R&D spending as a percent of revenues is projected to remain relatively constant in the future. Cypress is continuing to explore new markets and improve its design and process technologies in an effort to increase revenues and reduce costs.

SELLING, GENERAL AND ADMINISTRATIVE
------------------------------------

    Selling, general and administrative ("SG&A") expenses for fiscal 1998 were $91.0 million or 16.4% of revenues, compared to $82.0 million or 13.7% of revenues for fiscal 1997 and $70.7 million or 12.4% of revenues for fiscal 1996.

SG&A expenses for fiscal 1998 increased by $9.0 million or 11.0% as compared to fiscal 1997 and by $20.4 million or 28.8% when compared to fiscal 1996. SG&A spending increased from fiscal 1997 to fiscal 1998 principally because of $2.5 million in costs incurred to reimburse a customer for certain product expenses incurred, a new sales force training program and higher marketing communication expenditures. The increase in SG&A spending from fiscal 1996 to fiscal 1998 was due primarily to additional headcount, increased expenditures resulting from increased efforts in strategic marketing and customer service and the implementation of system enhancements. With the exception of variable spending, such as incentive bonuses and commissions, Cypress expects to keep SG&A spending relatively constant.

1998 RESTRUCTURING AND OTHER NON-RECURRING COSTS
-------------------------------------------------

    The semiconductor industry has experienced a significant downturn as a result of over-capacity from sharply higher manufacturing efficiencies, large capital investments in production capacity and semiconductor customers moving towards a "just in time" mode of operating. Cypress has experienced a severe price-orientated recession, which resulted in declining sales for most of 1996 and during the fourth quarter of 1997, although demand showed signs of recovery. In the first quarter of 1998, Cypress experienced a further decline in demand and eventually posted a drop in revenues as well as a significant decrease in unit shipments. During this first quarter, the semiconductor industry overall recorded its first quarterly revenue decline after several quarters of improving demand. Cypress had also experienced a decline in its capacity utilization. In view of these developments, Cypress determined that a major and rapid move away from six-inch to eight-inch manufacturing capability was required, as well as consolidation of its manufacturing operations.

    During 1998, Cypress implemented an overall cost reduction plan and recorded a $58.9 million restructuring reserve. The restructuring entailed:

    o The shutdown of Fab 3, located in Bloomington, Minnesota and consolidation of parts of Fab 3 operations with other operations of Cypress.

    o The discontinuance of the 0.6 micron 256k SRAM production in Fab 2 located in Texas.

    o The conversion of an existing research and development fab located in San Jose (Fab 1) to eight-inch capability in order to be compatible with the state of the art eight-inch Minnesota manufacturing facility.

    o   The  transfer  of  Cypress's  test  operations  from its  subcontractor,
        Alphatec,   in  Thailand  to  Cypress's   production   facility  in  the
        Philippines.

    o The restructuring activities described above include the termination of approximately 850 personnel, primarily from manufacturing both at Cypress and at Alphatec.

    FAB 3 -- The charge related to the shutdown of Fab 3 was $30.2 million. Of this amount, $26.0 million related to the write-down of equipment held for sale, $1.7 million related to incremental third party costs expected to be incurred in the eventual physical removal of the written down assets ("other fixed asset related charges"), $1.1 million related to severance and other employee related costs and $1.4 million related to inventory.

    Fab 3 assets, which were not upgradable to 8-inch capability, were written down based on the estimated useful lives of the assets and the salvage value of the assets. The estimated useful lives were generally two months as a result of the decision to discontinue production in Fab 3 and the salvage value was determined based on the estimated sales value of used semiconductor equipment. Non-upgradable Fab 3 assets were depreciated to their salvage value during the production phase-down period. Fab 3 assets, which were upgradable to 8-inch capability, were transferred to Fab 4 production during the third quarter of 1998.

    Beginning in the second quarter of 1998, production was phased down in Fab 3 and in accordance with the restructuring plan, production ceased in July 1998. From this time, Cypress has held the non-upgradable equipment for sale. However, due to the over-supply of used semiconductor equipment, a substantial amount of the equipment remains on hand. Cypress expects to recover the originally determined salvage value for such equipment, however, no assurance can be given as to the amount of proceeds which will ultimately be collected.

    FAB 2 -- The decision to discontinue manufacturing SRAM products on Cypress's 0.6 micron 256K SRAM process in Texas resulted in excess equipment and employee redundancy. Charges related to this decision totaled $21.3 million, of which $18.0 million related to the write-down of equipment held for sale, $0.3 million related to the write-down of inventory, $1.7 million related to severance and other employee related costs and $1.3 million of other fixed asset related charges for incremental third party costs expected to be incurred in the eventual physical removal of the written down assets and the resolution of certain related tax matters.

    Excess equipment in Fab 2 was written down based on the estimated useful lives of the assets and the estimated salvage value of the assets. The salvage value was determined based on the estimated sales value of used semiconductor equipment. Cypress had the ability and intention to sell all the equipment immediately, but due to the semiconductor industry slow-down, Cypress recognized immediate sale of the equipment would be difficult. The equipment was kept in the fab, ready for demonstration and testing by a willing buyer. Cypress used the equipment during the production phase-down period through May 1998.

    Similar to Fab 3 equipment, some of this equipment remains on hand due to the over-supply of used semiconductor equipment on the market. Cypress expects to recover the originally determined salvage value for such equipment, however, no assurance can be given as to the amount of proceeds which will ultimately be collected.

    FAB 1 AND SAN JOSE OPERATIONS -- The restructuring plan included the upgrade of Fab 1 to an eight-inch facility to ensure compatibility with Cypress's Fab 4 manufacturing facility in Minnesota. Fab 1 is used for research and development purposes. The plan assumed commencement of Fab 1 restructuring activities during the middle of 1998 with completion by the end of January 1999. The plan included the disposal of six-inch manufacturing equipment in January 1999 which was not upgradable to eight-inch capability. The remaining net book value of $6.1 million of such assets is being written off over the estimated useful life through January 1999. Incremental depreciation charges of $5.4 million, to reflect the revised useful lives of this equipment were included in research and development costs for 1998 and will continue through January 1999. Cypress also reserved $1.0 million to write-down the value of certain other equipment and assets and reserved $1.3 million related to severance and other employee related costs.

    ALPHATEC -- Cypress reserved $5.1 million to provide for the consolidation of Thailand test activities from Alphatec, Cypress's subcontractor, with Cypress's Philippines facility. Of this $5.1 million reserve, $1.5 million was related to production inventories which were no longer useable as a result of this consolidation, $1.3 million was related to severance costs at the subcontractor, $1.3 million related to excess equipment and leasehold improvements which are no longer used and $1.0 million for other fixed asset related charges for incremental third party costs expected to be incurred in the eventual physical removal of the written down assets. The assets were considered held for sale and were written down to their revised carrying value. The transfer of production from Alphatec to the Philippines facility began during the second quarter of 1998 and was completed in January 1999, one month later than originally planned.

    OTHER -- Separate from the restructuring charge, Cypress recorded an additional $27.3 million, which were recorded as operating expenses. The charges were for inventory reserves ($15.8 million), the write-off of pre-operating costs ($3.8 million), the write-off of an equity investment ($3.1 million), costs incurred to reimburse a customer for expenses incurred to reimburse a customer for certain product expenses incurred ($2.5 million) and the write-off of obsolete equipment in Fab 4 ($2.1 million). These charges are discussed under the respective captions ("Cost of Sales", "Selling, General and Administrative" and "Interest and Other Income"), where the charges were recorded.


1997 RESTRUCTURING COSTS

     In fiscal  1997,  Cypress  (ICW) Board and  management  decided to exit the wafer fabrication business completely and focus on becoming a fabless semiconductor company. In November 1997, Cypress (ICW) entered into an agreement with Maxim Integrated Products (Maxim) and various other agreements with other parties to exit the wafer fabrication business through the sale, refinancing, and disposal of all wafer fabrication related assets (fab). Maxim agreed to purchase wafer fabrication assets from Cypress (ICW) and its Fab Partners and also agreed to purchase certain equipment from Cypress (ICW) lessors thereby relieving Cypress (ICW) of significant future equipment lease obligations. Maxim also acquired the property that housed the fab from Samsung Semiconductor, Inc.
(SSI) as part of the same transaction. The remaining assets to be disposed at the end of fiscal year 1997 were liquidated between April 1998 and June 1998 (including at an equipment auction in June 1998). Due to the lack of any meaningful sale of assets at the June auction, the actual liquidation of substantially all of the remaining assets was completed in November 1998. In May 1998, Maxim purchased approximately $0.5 million of the assets to be disposed of in another asset sale transaction separate from the November 1997 transaction.

     Cypress (ICW) entered into the following material agreements related to the sale of its fab assets to Maxim in November 1997:

1. Asset purchase agreements -- related to the purchase of assets from each of the respective owners of assets. (Fab Partners, lessors, and Cypress (ICW).) The loss incurred by the Company as a result of these agreements are included as part of the restructuring costs in the accompanying financial statements.

2. Loan agreement -- related to a loan by Maxim to Cypress (ICW) in the amount of $2.0 million. Recorded as long term debt in March 1998 and is payable at the earlier of an IPO, change in control, or four years.

3.    Foundry  agreement  --  related to Cypress  (ICW)  agreement  for Maxim to
      provide  BiCMOS  foundry   services  to  Cypress  (ICW).   This  agreement
      terminated in December 1998. No effect on financials.

4. Operating agreement -- related to sharing of the fab between Cypress (ICW) and Maxim for a period of up to seven months from close (actual duration was four months). Specifics of the agreements include how costs are shared, who has control and when the fab transfers sequentially from Cypress (ICW) to Maxim, the basis for one party billing the other for its manufacturing activities within the fab during the period of sharing the fab, and an agreement with Maxim that they will hire substantially all the wafer fab-related employees based on a prescribed schedule. The operating agreement was substantially completed in March 1998.

     Cypress (ICW) and Maxim also entered into an operating agreement that outlined the utilization of and cost-sharing for the facility during the six-month transition period following the sale of the fab assets to Maxim.

     While Maxim had acquired most of Cypress (ICW) owned and leased fab assets and certain related assets, Cypress (ICW) still owned or leased other wafer fabrication assets that were not purchased by Maxim. As such, in connection with the exit of the wafer fabrication business, Cypress (ICW) recorded a restructure charge of approximately $9.9 million related to impairment of assets sold to Maxim ($2.2 million), impairment of assets held for sale ($1.7 million), refinancing of lease agreements ($3.6 million), employee severance ($0.2 million), and other transaction costs ($2.2 million). These agreements with Maxim resulted in a reduction of headcount of approximately 113 foundry employees (most of whom were hired by Maxim). The total expected cash outlay related to this charge was approximately $6.7 million at December 29, 1997, of which the remaining $4.1 million was paid in 1999.

      In November 1997, Cypress (ICW) also borrowed $2.0 million from Maxim with interest accruing at 6% per annum. The note and interest are to be repaid at the earlier of: a majority sale of Cypress (ICW), the consummation of a public offering of Cypress (ICW) common stock, or four years from the date of the note (November 2001). In addition, Cypress (ICW) entered into a wafer purchase agreement with Maxim that allows Cypress (ICW) to buy BiCMOS wafers from Maxim for a period of up to two years.

      On the closing date of the transaction, November 20, 1997, Maxim purchased Cypress (ICW's) six-inch wafer fabrication leasehold improvements and manufacturing equipment as well as certain five-inch wafer fabrication equipment which Cypress (ICW) owned or acquired through capital leases. The carrying value of the six-inch and five-inch fabrication assets were $14.25 million and $0.4 million, respectively. Proceeds of the sale of these assets to Maxim were $12.5 million to Cypress (ICW).

1996 RESTRUCTURING AND OTHER NON-RECURRING CHARGES

    During the third quarter of 1996, Cypress announced a restructuring of its San Jose, California wafer fabrication facility, from a production wafer fabrication plant to predominantly a research and development wafer fabrication facility. As a result of this restructuring, Cypress recorded a pre-tax charge totaling $9.1 million. The charge included $5.9 million for the write-down of certain excess equipment and $3.2 million for severance and other related restructuring charges. Substantially all of the reserve has been used as of the end of 1998.

    In the third quarter of 1996, Cypress recorded a non-recurring benefit of $17.8 million. The benefit was derived from the reversal of the reserve established in 1995 related to the Texas Instruments ("TI") patent infringement lawsuit. In July 1996, the Federal Circuit Court of Appeals ("Court") affirmed the earlier decision of the trial court that Cypress did not infringe on either of the patents in the suit. In September 1996, the court decided that it would not hear any appeal filed by the plaintiff regarding this matter and as a result of this ruling, Cypress reversed the reserve established in 1995. In 1996, TI filed a petition of certiorari in the United States Supreme Court. In June 1997, the United States Supreme Court denied TI's petition of certiorari. Accordingly, adjudication of the case was determined to be final.

    In September 1996, Cypress recorded a one-time, pre-tax credit of $3.3 million related to the insurance reimbursement of defense costs incurred in conjunction with the securities class-action lawsuit. This credit was offset by $5.0 million of other non-recurring charges related to agreements with certain companies regarding cross-licensing and other matters.

     Due to deteriorating market conditions in the wafer foundry business during fiscal 1996, demand for Cypress (ICW) foundry services declined significantly. As a result of the decreased demand for foundry services and Cypress (ICW) related cash flow constraints, management decided, in the fourth quarter of fiscal 1996, to pursue the disposal of the six-inch equipment and related leasehold equipment and machinery within its foundry business. As of March 1997, the assets held for sale consisting of building leasehold improvements and related machinery and equipment, had a carrying amount of approximately $29.5 million. Cypress (ICW) estimated the fair value of these assets based on management's estimate of potential proceeds from their sale to be approximately $14.25 million, net of an estimated $0.3 million for costs to sell the assets, including commissions and legal and closing costs. As a result, Cypress (ICW) recorded a $15.25 million charge to its results of operations in 1996 representing the excess of the $29.5 million carrying amount over the $14.25 million fair value less cost to sell.

     In addition, Cypress (ICW) had remaining operating lease commitments for machinery and equipment related to its foundry business, which will not be utilized as a result of Cypress (ICW) decision to pursue the disposal of certain fixed assets related to the foundry business. In accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," Cypress (ICW) recorded a $2.7 million charge in fiscal 1996, representing the amount of operating lease payments to be made for which no future economic benefit was anticipated. The $2,.7 million representing future cash outlays were made during fiscal 1997.

     During fiscal 1996, Cypress (ICW) sold certain fully depreciated five-inch equipment, which resulted in a gain of $4.8 million. As the equipment was subsequently leased back from the buyers, the gains were deferred and are being amortized over the life of the leases (three years). Approximately $1.3 million of the gain was recognized in income during fiscal 1997. In fiscal 1997, the lease was terminated, and Cypress (ICW) offset the deferred gain against lease exit costs associated with the sale of the foundry.

     The aggregate $17.95 million charge associated with the disposal of certain foundry assets is presented as "provision for impairment of assets and restructuring costs" in the fiscal 1996 consolidated statements of operations. The assets impaired in fiscal year 1996 were expected to be disposed by December 1997 (pursuant to the requirements of the Forbearance Agreement), and were disposed of in November 1997 when associated impaired assets were sold to Maxim.

INTEREST EXPENSE
-----------------

    Interest expense was $11.3 million for fiscal 1998, compared to $8.5 million for fiscal 1997 and $7.7 million for fiscal 1996. Interest expense incurred during fiscal 1998 is primarily associated with the 6.0% Convertible Subordinated Notes ("Notes"), which were issued in September 1997 and are due in 2002. The increase in fiscal 1998 is primarily attributable to a full year of interest related to the Notes during fiscal 1998 compared to three months of interest incurred during fiscal 1997. Interest incurred during fiscal 1997 also included expenses from the convertible bond redeemed in March 1997 and the revolving line of credit. Interest incurred during fiscal 1996 comprised primarily of interest costs related to the 3.15% Convertible Subordinated Notes redeemed March 1997 and the revolving line of credit.

INTEREST AND OTHER INCOME
--------------------------

    Net interest and other income was $13.4 million for fiscal 1998 compared to $13.1 million for fiscal 1997 and $9.2 million for fiscal 1996. Net interest and other income for fiscal 1998 includes interest income of $15.3 million, a $1.7 million pre-tax net gain related to the retirement of $15.0 million of Cypress's 6.0% Convertible Subordinated Notes and foreign exchange gains of $0.5 million. The amount is offset by a non-recurring, pre-tax charge of $3.1 million recorded to reflect the decline in value of a certain investment and $1.0 million in amortization of bond issuance costs. Net interest and other income for fiscal 1997 relates primarily to interest income and a $3.8 million gain from the sale of Cypress's remaining investment in Vitesse Corporation. Net interest and other income for fiscal 1996 comprises of interest income of $7.2 million, a credit for minority interest of $1.5 million, gain from the sale of a portion of Cypress's investment in Vitesse Corporation of $0.6 million and other miscellaneous credits and charges.

TAXES
------

    Cypress's effective tax rates for fiscal years 1998, 1997 and 1996 were 11.4%, 42.7% and 54.7%, respectively. A tax benefit of $13.5 million was realized during fiscal 1998 compared to expenses of $5.6 million and $30.4 million during fiscal 1997 and fiscal 1996, respectively. The benefit was attributable primarily to the utilization of loss carrybacks, the utilization of research and development tax credits and non-U.S. income taxed at lower tax rates compared to U.S. tax rates, principally related to Cypress's operations in the Philippines. The decrease in the effective tax rate from fiscal 1996 to fiscal 1997 was primarily as a result of R&D tax credits and certain tax benefits related to Cypress's operations in the Philippines.

    During 1998, the United States Internal Revenue Service began an examination of tax returns for fiscal years 1994 through 1996. The examination is expected to continue through December 1999. Management believes that no potential adjustments will ultimately result from this examination.

STOCK BASED COMPENSATION
--------------------------

    Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement of Accounting Standards No. 123 (SFAS 123). As permitted by SFAS 123, Cypress discloses pro-forma net income (loss) and pro-forma net income (loss) per share as if it had recorded compensation cost. The pro-forma effect on net income (loss) and net income (loss) per share is based on the estimated grant date fair value, as defined by SFAS 123 for awards granted under the Cypress's 1994 Stock Option Plan and its Employee Stock Purchase Plan. Inclusive of the pro-forma effect, basic and diluted net loss was $(135,907) and $(17,545) for 1998 and 1997, respectively. For 1996, pro-forma basic and diluted net income was $4,559.  Pro-forma basic and diluted net income
(loss) per share was $(1.34), $(0.18) and $0.05 for fiscal years 1998, 1997 and 1996, respectively. The pro-forma effect may be impacted by various factors including re-pricing of existing options.

    In January 1998, substantially all outstanding stock options with an exercise price in excess of $9.75 per share were cancelled and replaced with new options having an exercise price of $9.75 per share, the fair market value on the date that the employees accepted the repricing. A total of 10,464,000 shares were repriced. This repricing excluded the Board of Directors, the Chief Executive Officer and the Executive staff of Cypress.


FACTORS AFFECTING FUTURE RESULTS
---------------------------------

RISK FACTORS
-------------

     The risks and uncertainties described below are not the only ones Cypress faces. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair Cypress's business operations. If any of the following risks actually occur, our business financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

Following is a summary of the risk factors:

- Cypress's future operating results are very likely to fluctuate and therefore may fail to meet expectations.
- Cypress faces periods of industry-wide semiconductor over-supply which harm its results.

- Cypress's financial results could be adversely impacted if the markets in which it sells its products do not grow.
- Cypress is affected by a general pattern of product price decline and fluctuations, which can adversely impact our business.
- Cypress may be unable to adequately protect its intellectual property rights, and may face significant expenses as a result of ongoing, or future, litigation.
- Cypress's financial results could be adversely impacted if it fails to develop, introduce and sell new products or fails to develop and implement new manufacturing technologies.
- Interruptions in the availability of raw materials can adversely impact Cypress's financial performance.
- Problems in the performance of other companies Cypress hires to perform certain manufacturing tasks can adversely impact Cypress's financial performance.
- The complex, essential nature of Cypress's manufacturing activities make the company highly susceptible to manufacturing problems and these problems can have substantial negative impact when they occur.
- Cypress may not be able to use all of its existing or future manufacturing capacity, which can negatively impact its business.
- Cypress's operations and financial results could be severely harmed by certain natural disasters.
- Cypress's business, results of operations and financial condition will be adversely impacted if it fails to compete in its highly competitive industry and markets.
- Cypress must build semiconductors based on its forecasts of demand, and can end up with large amounts of unsold product if its forecasts are wrong.
- Cypress must spend  heavily on equipment to stay  competitive,  and will be
    adversely   impacted  if  it  is  unable  to  secure   financing  for  such
    investments.
- Cypress competes with others to attract and retain key personnel, and any loss of, or inability to attract such personnel would hurt Cypress.
- Cypress faces additional problems and uncertainties associated with international operations that could adversely impact it.
- Cypress must comply with many different environmental regulations, which can be expensive.
- Cypress depends on third parties to transport its products and could be harmed if these parties experience problems.
- Cypress' operations and products may not function properly in the year 2000, which could significantly harm its business, financial condition and results of operations.

     For a complete detailed discussion of risk factors, refer to Cypress's filing on Form 10-K with the Securities and Exchange Commission.


YEAR 2000 READINESS DISCLOSURE
--------------------------------

     In less than three months, most companies will face a potentially serious problem because many software applications, operational systems and equipment with embedded chips or processors may not properly recognize or accurately process calendar dates beginning in the year 2000. The problem arises because of the prevalent use of two digits to represent the year 2000 in these systems and equipment.

     Like many other companies, the year 2000 issue poses a risk for Cypress. The year 2000 problem could affect our computers, software and other equipment we use and operate. This could result in system failures causing disruptions in operations, including among other things, interruptions in manufacturing, design and process development operations; temporary disruptions in processing business transactions; and disruptions in other normal business operations.

     Cypress has taken company-wide actions to assess the nature and extent of work required to prepare its products, systems, equipment and infrastructure for January 1, 2000. In addition, we have engaged in the process of evaluating our key suppliers and customers to determine the extent to which our operations are vulnerable based upon third parties' failure to address their own year 2000 issues. These activities represent our ongoing efforts to address the year 2000 problem that we commenced with the implementation of a year 2000-compliant accounting software system in 1997.

     Cypress's president and executive staff have assumed the responsibility of managing the impact of the year 2000 problem on all aspects of our operations, including programs for identification, inventory taking, risk assessment and cost estimates of problems associated with the year 2000; the plans, remediation effort and testing methodology to correct those problems; and the development of contingency plans if some of the corrective actions fail to correct the problem or do not get implemented in a timely manner. These activities, in varying phases, are currently in process.

     As of November 1999, Cypress has completed all of its year 2000 compliance efforts for our internal business (MIS) systems. An integrated system test for critical business applications was completed at the end of September 1999. As of October 1999, Cypress had completed 100% of the compliance efforts related to the rest of our systems, equipment and infrastructure. Our efforts since the beginning of fiscal year 1999 shifted in focus from
inventory  taking  and assessment  to  remediation,   testing  and  contingency
planning activities. Contingency planning efforts have incorporated Cypress's entire supply chain and external infrastructure, to ensure plans will be in place to address any unforeseen year 2000 failures.

     Cypress's compliance efforts will continue throughout the remainder of 1999. We continue to monitor systems, processes and suppliers for unanticipated and previously undiscovered problems. We may discover new information that may drive us to refine our year 2000 contingency and migration plans and/or launch remediation and re-testing efforts.

     Cypress incurred little cost during 1998 in addressing the year 2000 problem. In 1999 we expect to incur a total of $3.0 million of expense and capital outlays for remediation, testing and contingency planning efforts. Through Q3 1999, approximately 95% of planned expenditures have been incurred.

     In the event year 2000 issues relating to key customers and suppliers are not successfully resolved, based on information available to us at present, we believe that the most reasonably likely worse case scenario is a temporary disruption in infrastructure service, particularly power and telecommunications, which could adversely impact supplier deliveries or customer shipments. If severe disruptions occur in these areas and are not corrected in a timely manner, a revenue or profit shortfall may result in fiscal year 2000.

     Cypress Year 2000 contingency planning efforts are guided by three elements and specifically expressed in our Year 2000 Mission: (1) Cypress serves its customers continuously, (2) Cypress maintains continuous employment, and (3) Cypress increases shareholder value relative to its competitors. The executive staff of Cypress is directly responsible for developing and approving Cypress's year 2000 contingency planning efforts, and the team is led by the CEO. The operating assumption that external infrastructure may be down for up to 2-4 weeks has been used in order to create a suitable framework for contingency planning efforts, and as a result, Cypress expects to have plans in place to address any unforeseen year 2000 failures. Our contingency planning efforts will continue through the end of the year. Many of these activities have already been documented, implemented and communicated accordingly. A number of business responses are being actively considered and/or have already been employed for some segment of our customer/supplier base:

  o developing second/alternate source suppliers for critical raw materials and subcontract operations,
  o work-in-process  inventory "build ahead" in Cypress wafer  fab   locations,
  o finished   goods   inventory   "build   ahead"  in Cypress/subcontractor
      assembly  locations,
  o increased consignment inventory programs for strategic customers (up to 3 months on customer premises),
  o higher year-end  1999 stocking  levels for primary  Cypress  distributors,
  o intersite communication blackouts immediately around the December 31/January 1 date change in order to minimize the risk of external system intrusion into Cypress's systems,
  o facility "safe state" plans,  including plans to preserve equipment and the
      controlled   environment  of   manufacturing   facilities   (i.e.,
      temperature and humidity controls) for a period of 7 days using self-generated power in the event of infrastructure shutdown, and
  o early payment/collection as well as delayed payment/collection for Cypress suppliers, customers and employees.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
----------------------------------------------------------

    Cypress is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, Cypress utilizes derivative financial instruments. Cypress does not use derivative financial instruments for speculative or trading purposes.

    The fair value of Cypress's investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of Cypress's investment portfolio. An increase in interest rates would not significantly increase interest expense due to the fixed nature of Cypress's debt obligation.

    A majority of Cypress's revenue and capital spending is transacted in U.S. dollars. However, Cypress does enter into these transactions in other currencies, primarily Japanese yen and certain other European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, Cypress has established revenue and balance sheet hedging programs. Cypress's hedging programs reduce, but do not always eliminate, the impact of foreign currency rate movements. Based on Cypress's overall currency rate exposure at January 3, 1999, a near-term 10% appreciation or depreciation in the U.S. dollar would have an immaterial effect on Cypress's financial position, results of operations and cash flows over the next fiscal year.

    All of the potential changes noted above are based on sensitivity analyses performed on Cypress's balances as of January 3, 1999.


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------

    Cypress's cash, cash equivalents and short-term investments totaled $160.6 million at the end of fiscal year 1998, a $43.3 million decrease from the end of 1997.

    In 1998, Cypress retired a total of $15.0 million principal of its $175.0 million, 6.0% Convertible Subordinated Notes ("Notes") for $12.9 million, resulting in a pre-tax net gain of $1.7 million. The net gain was recorded as interest and other income. The Notes, which were issued in September 1997, are due October 1, 2002 and contain a coupon rate of 6.0%. The remaining outstanding Notes are convertible into approximately 6,772,000 shares of common stock and are callable by Cypress on or after October 2, 2000.

    A portion of the proceeds from the notes were used to repay the $49.0 million balance outstanding under the revolving credit facility, acquire equipment, purchase a building in Woodinville, Washington and for stock repurchases in 1997. The remaining proceeds have been invested in interest-bearing investment grade securities and have been used for general corporate purposes, including capital expenditures to add manufacturing capacity and capability, development and commercialization of products, working capital and potential strategic acquisitions or investments.

    During 1998, Cypress purchased $82.9 million in capital equipment, a significant decrease from the $143.8 million purchased in 1997. Cypress purchased equipment for its domestic wafer fabrication plants, its test and assembly facility in the Philippines, its backend manufacturing subcontractors and its San Jose design and technology groups. Equipment purchased for its fabs is expected to improve wafer manufacturing capacity and capabilities as Cypress implements new technologies, including its 0.18 and 0.25 micron processes. A majority of the equipment purchased was for Fab 4 equipment located in Minnesota to increase the capacity and capability of Fab 4. Equipment purchased for the Philippines and its subcontractors was used to increase manufacturing capacity and tool certain packaging capabilities. Capital equipment purchases for the technology group are expected to enhance and accelerate research and development capabilities. Capital expenditures in 1999 are expected to be approximately $122.0 million as Cypress continues its efforts to increase its manufacturing capabilities and capacity and to enhance its research and development capabilities. Commitments for purchases beyond the year 1999 are not considered to be significant.

    During 1997, the Board of Directors authorized the repurchase of up to 4.0 million shares of Cypress's common stock. In September 1998, the Board of Directors authorized the repurchase of up to an additional 10.0 million shares under the stock repurchase program. Through January 3, 1999, 8.1 million shares have been repurchased under this entire program for $67.5 million. The repurchased shares are expected to be used in conjunction with Cypress's 1994 Stock Option Plan and Employee Stock Purchase Plan. During 1998, Cypress reissued 1,782,000 shares of common stock under such plans. In conjunction with the authorized stock repurchase program, Cypress sold put warrants through private placements for which Cypress received a net amount of $9.4 million through January 3, 1999. Cypress has a maximum potential obligation to purchase
4.5 million shares of its common stock at an aggregate price of $44.5 million as of January 3, 1999. Cypress has the right to settle the put warrants with cash or settle the difference between the exercise price and the fair market value at the exercise date with stock or cash. The puts expired in May 1999. On February 25, 1999, the Board of Directors terminated the stock repurchase program.

    In February 1997, Cypress called for redemption of all of the 3.15% Convertible Subordinated Notes which was effective as of March 26, 1997. At the time of conversion, approximately 85% of the holders elected to convert their notes into Cypress's common stock, increasing the amount of common stock outstanding by 6.8 million shares. As a result of holders electing the cash settlement, Cypress paid out $14.3 million.

    In April 1997, Cypress sold capital equipment located in its Minnesota wafer fabrication facility to Fleet Capital Leasing ("Fleet") in a sale-leaseback agreement. In October 1997, Cypress entered into a similar agreement with Comdisco, Inc. ("Comdisco") for other capital equipment located in Minnesota. Cypress received a total of $28.2 million from Fleet and Comdisco in exchange for the capital equipment and as a result of the transactions, recorded an immaterial gain that will be amortized over the life of the leases.

     During 1997, Cypress (ICW) entered into an agreement to borrow $2.0 million from a third party with interest accruing at 6.0% per annum. The loan became due simultaneously with the merger of Cypress and ICW and will be repaid in April 1999. Also during 1997, Cypress (ICW) issued promissory notes to three significant customers for $2.0 million, $1.4 million and $0.3 million, bearing interest at 6.0%, 10.0% and 7.5%, respectively and due in October 2000, August 2000 and July 1999, respectively. As of January 3, 1999, a total of $1.0 million was payable under the notes.

     In 1997, Cypress (ICW) established a revolving line of credit with a bank totaling up to $6.5 million. There were no borrowings against this line of credit as of January 3, 1999.

     In July 1996, Cypress established a three-year $100.0 million unsecured revolving credit facility with Bank of America National Trust and Savings Association as agent on behalf of certain banks. During 1998, Cypress cancelled this line of credit.

    In 1994 and 1995, Cypress entered into three operating lease agreements with respect to its office and manufacturing facilities in San Jose and Minnesota, respectively. In April 1996, Cypress entered into an additional lease agreement for two office facilities in San Jose. These agreements require that Cypress maintain a specific level of restricted cash or investments to serve as collateral for these leases and maintain compliance with certain financial covenants. Cypress's restricted investment balance as of January 3, 1999 and December 29, 1997 was $59.7 million and $60.1 million, respectively, and is recorded as other assets on the Balance Sheet. Cypress was in compliance with its covenants at January 3, 1999.

    On June 30, 1999, Cypress acquired all of the outstanding capital stock of Arcus Technology (USA), Inc. and the assets of Arcus Technology (India) Limited (referred to as "Arcus" on a combined basis). The acquisition was accounted for as a purchase. Cypress acquired Arcus for $17.7 million, including cash of $11.5 million and stock of $6.2 million, excluding direct acquisition costs of $0.8 million for legal and accounting fees (see Note 11 to the Consolidated Financial Statements).

    On May 25, 1999, Cypress acquired all of the outstanding capital stock of Anchor Chips, Inc. ("Anchor"). The acquisition was accounted for as a purchase. Cypress paid approximately $15.0 million in cash, excluding direct costs of $0.7 million for investment banking, legal and accounting fees (see Note 11 to the Consolidated Financial Statements).

    On October 5, 1999, Cypress announced that it has signed a definitive agreement with Altera Corporation ("Altera") to acquire Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas ("FAB II") for approximately $13.0 million. The acquisition will be accounted for as a purchase (see Note 11 to the Consolidated Financial Statements).

    Cypress believes that existing cash and cash equivalents and cash from operations will be sufficient to meet present and anticipated working capital requirements and other cash needs for at least the next twelve months. In the event that ASPs continue to decline at rates above normal industry levels and demand continues to be insufficient to offset the effects of such declines, Cypress's operating results may be adversely impacted causing Cypress to raise additional capital through debt or equity financing. Although additional financing may be required, there can be no assurance that it would be available to Cypress or available at terms Cypress deems satisfactory.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                       -----------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF
CYPRESS SEMICONDUCTOR CORPORATION.

     In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cypress Semiconductor Corporation's and its subsidiaries at January 3, 1999 and December 29, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
San Jose, California
June 4, 1999

                            Quarterly Financial Data
                      (In thousands, except per share data)

                                                                       Three Months Ended

                                                        Jan. 3      Sep. 28    Jun. 29,    Mar. 30
                                                         1999         1998       1998        1998
                                                      ----------  ----------  ----------  ----------
                                                                      (In thousands)
         Revenues..............................       $  145,570  $  143,791  $  133,376  $  132,154
                                                      ==========  ==========  ==========  ==========

         Gross Profit..........................       $   48,947  $   47,213  $   41,629  $    6,993
                                                      ==========  ==========  ==========  ==========

         Net income (loss).....................       $   (1,751) $    1,649  $   (9,221) $  (95,595)
                                                      ==========  ==========  ==========  ==========
         Net income (loss) per share:

         Basic.................................       $    (0.02) $     0.02  $    (0.09) $    (0.92)
                                                      ==========  ==========  ==========  ==========

         Diluted...............................       $    (0.02) $     0.02  $    (0.09) $    (0.92)
                                                      ==========  ==========  ==========  ==========


                                                                    Three Months Ended

                                                        Dec. 29      Sep. 29    Jun. 30,    Mar. 31
                                                         1997         1997       1997        1997
                                                      ----------  ----------  ----------  ----------
                                                                      (In thousands)


         Revenues..............................       $  149,335  $  159,722  $  152,014  $  137,414
                                                      ==========  ==========  ==========  ==========

         Gross Profit..........................       $   44,018  $   57,126  $   56,759  $   46,813
                                                      ==========  ==========  ==========  ==========

         Net income (loss).....................       $   (1,514) $   (1,291) $    6,812  $    3,518
                                                      ==========  ==========  ==========  ==========

         Net income (loss) per share:

         Basic.................................       $    (0.01) $    (0.01) $     0.07  $     0.04
                                                      ==========  ==========  ==========  ==========

         Diluted...............................       $    (0.01) $    (0.01) $     0.06  $     0.03
                                                      ==========  ==========  ==========  ==========


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



CYPRESS SEMICONDUCTOR CORORATION

By              /s/ T.J. Rodgers
         ______________________________
                  T.J. Rodgers
      President and Chief Executive Officer


By           /s/Emmanuel Hernandez
         ______________________________
               Emmanuel Hernandez
Vice President, Finance and Administration and Chief Financial Officer




Dated:  December 8, 1999